Exhibit 10.10

AMENDED AND RESTATED
LIMITED LIABILITY COMPANY AGREEMENT
OF
ASSET VAULT, LLC
A DELAWARE LIMITED LIABILITY COMPANY
OCTOBER 9, 2025

THE MEMBERSHIP INTERESTS (AS DEFINED HEREIN) GOVERNED BY THIS AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT HAVE NOT BEEN REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED, OR UNDER ANY OTHER APPLICABLE SECURITIES LAWS. SUCH MEMBERSHIP INTERESTS MAY NOT BE SOLD, ASSIGNED, PLEDGED OR OTHERWISE DISPOSED OF AT ANY TIME WITHOUT EFFECTIVE REGISTRATION UNDER SUCH ACT AND LAWS OR EXEMPTION THEREFROM, AND COMPLIANCE WITH THE OTHER SUBSTANTIAL RESTRICTIONS ON TRANSFERABILITY SET FORTH HEREIN AND IN THE RELATED AGREEMENTS (AS DEFINED HEREIN).
CERTAIN INFORMATION HAS BEEN EXCLUDED FROM THIS EXHIBIT BECAUSE IT IS NOT MATERIAL AND IS THE TYPE THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL. THE OMITTED PORTIONS OF THIS DOCUMENT ARE INDICATED BY [***].

Page
Section 1.1    Definitions    4
Section 1.2    Construction    15
ARTICLE 2 ORGANIZATION    15
Section 2.1    Continuation    15
Section 2.2    Name    16
Section 2.3    Registered Office; Registered Agent; Principal Office; Other Offices    16
Section 2.4    Purposes    16
Section 2.5    Foreign Qualification    16
Section 2.6    Term    16
Section 2.7    No State Law Partnership    16
Section 2.8    Title to Company Assets    16
Section 2.9    Subsidiaries    17
Section 2.10    Separateness    17
ARTICLE 3 MEMBERS; UNITS    18
Section 3.1    Members    18
Section 3.2    Units    19
Section 3.3    Warrant Exchange    20
Section 3.4    Voting Rights    21
Section 3.5    No Other Persons Deemed Members    22
Section 3.6    No Liability of Members    22
Section 3.7    Calculation, Valuation or Effect Dispute Resolution    23
Section 3.8    Series A Preferred Unit Remedies.    23
ARTICLE 4 CAPITAL CONTRIBUTIONS    25
Section 4.1    Capital Contributions    25
Section 4.2    Preferred Members Capital Commitment    25
Section 4.3    Use of Proceeds    28
Section 4.4    Return of Capital Contributions    29
Section 4.5    Advances by Members    29
ARTICLE 5 DISTRIBUTIONS; ALLOCATIONS    29
Section 5.1    Preferred Distributions    29
Section 5.2    Common Distributions    30
Section 5.3    Limitation Upon Distributions    30
Section 5.4    Withholding and Other Tax Payments by the Company    30
Section 5.5    Closing Member Indebtedness    31
ARTICLE 6 TRANSFERS    31
Section 6.1    General Rules    31
Section 6.2    Conditions to Transfers; Continued Applicability of Agreement    32
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(Cont’d)
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ARTICLE 7 MANAGEMENT; OFFICERS    32
Section 7.1    Management by Directors    32
Section 7.2    Board of Directors    33
Section 7.3    Board Observer    36
Section 7.4    Meetings of the Members    37
Section 7.5    Provisions Applicable to All Meetings    38
Section 7.6    Officers    39
ARTICLE 8 REDEMPTION    40
Section 8.1    Selection of Preferred Units to be Redeemed    40
Section 8.2    Notice of Redemption    40
Section 8.3    Conditions Precedent    41
Section 8.4    Effect of Redemption Notice    41
Section 8.5    Deposit of Redemption Price    41
Section 8.6    Optional Redemption    42
Section 8.7    Mandatory Redemption    42
Section 8.8    Forced Sale    42
Section 8.9    No Conversion; Effect of Redemption    44
ARTICLE 9 ADDITIONAL COVENANTS    44
Section 9.1    Reports    44
Section 9.2    Inspection Rights; Visitation Rights    45
Section 9.3    Project Meetings    46
Section 9.4    Company Budgets    46
Section 9.5    Confidentiality    47
Section 9.6    Fiduciary Duties; Business Opportunities    48
ARTICLE 10 EXCULPATION AND INDEMNIFICATION    50
Section 10.1    Exculpation    50
Section 10.2    Indemnification    50
Section 10.3    Advance Payment    51
Section 10.4    Indemnification of Employees and Agents    51
Section 10.5    Appearance as a Witness    51
Section 10.6    Nonexclusivity of Rights    52
ARTICLE 11 TAX MATTERS    52
Section 11.1    Tax Status    52
ARTICLE 12 DISSOLUTION, WINDING-UP AND TERMINATION    52
Section 12.1    Dissolution    52
Section 12.2    Winding-Up and Termination    52
Section 12.3    Certificate of Cancellation    53

(Cont’d)
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ARTICLE 13 GENERAL PROVISIONS    54
Section 13.1    Attorneys’ Fees and Expenses    54
Section 13.2    Books    54
Section 13.3    Bank Accounts    54
Section 13.4    Notices    54
Section 13.5    Entire Agreement; Supersedure    54
Section 13.6    Effect of Waiver or Consent    54
Section 13.7    Amendment or Restatement    55
Section 13.8    Binding Effect    55
Section 13.9    Governing Law; Submission to Jurisdiction    55
Section 13.10    Severability    56
Section 13.11    Further Assurances    56
Section 13.12    Waiver of Certain Rights    56
Section 13.13    Counterparts    56
Section 13.14    Non-Recourse    56
Section 13.15    Use of OIC Member Name and Information    56

Schedules:
Schedule 1    Members Holding Preferred Units and Information Related Thereto
Schedule 2    Members Holding Common Units and Information Related Thereto
Annexes:
Annex A    Capital Call Conditions
Annex B    Debt Covenants
Exhibits:
Exhibit A    Form of Adoption Agreement
Exhibit B    Form of Capital Call
Exhibit C    Milestone Achievements
Exhibit D    Investment Criteria
Exhibit E    Project Scoring Methodology
Exhibit F    Development Expenditure Budget
Exhibit G    Initial Budget
Exhibit H    Form of EPC Contract
Exhibit I    Illustrative Example of MOIC and Redemption Price Calculations
Exhibit J    Form of Energy Vault Parent Warrant
Exhibit K    Warrant Calculations
Exhibit L    Form of O&M Agreement
Exhibit M    Form of LTSA
Exhibit N    Form of Software Contract

(Cont’d)
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AMENDED AND RESTATED
LIMITED LIABILITY COMPANY AGREEMENT
OF
ASSET VAULT, LLC
A Delaware Limited Liability Company
This AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT of ASSET VAULT, LLC, a Delaware limited liability company (the “Company”), dated as of October 9, 2025 (the “Effective Date”), is adopted, executed and agreed to, for good and valuable consideration, by the Company and the Members (as defined below).
RECITALS
WHEREAS, immediately prior to the adoption of this Agreement, the Company was governed by that certain Limited Liability Company Agreement, dated as of October 3, 2025 (the “Original Agreement”);
WHEREAS, contemporaneously with the execution of this Agreement, the Company will issue (a) Series A Preferred Units to the Preferred Members and (b) Common Units to Energy Vault Member, in each case, pursuant to the terms and conditions of the Contribution Agreement; and
WHEREAS, in connection with the transactions contemplated by the Contribution Agreement, the Members desire to enter into this Agreement to amend and restate the Original Agreement to, among other things, set forth the terms and rights of the Series A Preferred Units and the Common Units.
NOW, THEREFORE, in consideration of the mutual promises herein and other good and valuable consideration, the parties hereto agree to amend and restate the Original Agreement in its entirety to read as follows:
AGREEMENT
Article 1
DEFINITIONS AND CONSTRUCTION
Section 1.1Definitions.
(a)In addition to terms defined in the body of this Agreement, capitalized terms used herein shall have the following meanings:
“Accounting Firm” means such national or regional accounting firm as approved by the Board.
“Accrued Preference Amount” means, with respect to a Series A Preferred Unit, as of a given time, the Par Amount of such Series A Preferred Unit plus the amount of Preferred PIK
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Amounts accrued thereon, as of such time plus the amount of accrued Preferred Distributions for such Series A Preferred Unit during the Preferred Distribution Period in which such time falls that have not yet to become Preferred Cash Distributions or Preferred PIK Amounts, as of such time.
“Act” means the Delaware Limited Liability Company Act and any successor statute, as amended from time to time.
“Adoption Agreement” means an agreement substantially in the form of Exhibit A hereto pursuant to which a Person agrees to be bound by the terms and conditions of this Agreement and agrees that any Units held by such Person shall be subject to the terms and conditions of this Agreement.
“Affiliate” of a Person means any Person Controlling, Controlled by, or Under Common Control with such Person or any venture capital, private equity or investment equity fund or registered investment company now or hereafter existing that is Controlled by one or more general partners, managing members, or investment advisors of, or shares the same management company or investment adviser with, such Person.
“Agreement” means this Amended and Restated Limited Liability Company Agreement of Asset Vault, LLC, as amended and/or restated from time to time in accordance with the provisions hereof, including the Exhibits and Schedules hereto.
“Availability Period” means the period commencing on the Effective Date and ending 24 months following the Effective Date.
“Base Return” means, with respect to each Series A Preferred Unit held by a Preferred Member at any given time, the greater of (a) a [***] or (b) a [***]% IRR, in each case taking into account any prior Preferred Cash Distributions and/or the payments or deemed payments of any Structuring Premiums and subject to adjustment pursuant to Section 8.8(b).
“Business Day” means any day other than a Saturday, a Sunday, or a holiday on which national banking associations in Los Angeles, California or New York, New York are authorized by Law to close.
“Calistoga Project” means the 8.5 MW / 293 MWh hybrid energy storage facility located in Calistoga, California and related assets owned by Calistoga Resiliency Center, LLC, a Subsidiary of the Company.
“Capital Contribution” means, with respect to any Member, the amount of money and the initial Fair Market Value of any property (other than money) contributed to the Company by the Member pursuant to Article 4. Any reference in this Agreement to the Capital Contribution of a Member shall include a Capital Contribution of its predecessors in interest. The Capital Contribution for each Series A Preferred Unit shall be equal to the amount contributed to the Company with respect thereto in accordance with Section 4.1 and Section 4.2.
“Certificate” means the Certificate of Formation of the Company filed with the Delaware Secretary of State on October 3, 2025.
“Code” means the Internal Revenue Code of 1986 and any successor statute, as amended from time to time. All references herein to Sections of the Code shall include any corresponding provision or provisions of succeeding Law.
“Common Member” means any Member holding Common Units.

“Consolidated Adjusted EBITDA” means, for any period, an amount determined for Energy Vault Parent and its Subsidiaries on a consolidated basis equal to the total of:
(a)Consolidated Net Income for such Person and its Subsidiaries for such period; plus
(b)the sum, without duplication and to the extent deducted (and not added back or excluded) from Consolidated Net Income, of the amounts of:
(i)consolidated interest expense paid or payable in respect of such period, net of cash interest income with respect to all outstanding Indebtedness (including (A) fees and expenses paid or payable to the administrative agent, collateral agent and/or trustee in connection with its services under any credit facility of such Person and its Subsidiaries, (B) other bank, administrative agency (or trustee) and financing fees, (C) costs of surety bonds in connection with financing activities (whether amortized or immediately expensed), (D) commissions, discounts and other fees and charges owed with respect to letters of credit, bank guarantees, bankers’ acceptance or any similar facilities or financing and hedging agreements or other derivative instruments, (E) any losses on hedging agreements or other derivative instruments entered into for the purpose of hedging interest rate risk (net of interest income and gains on such hedging agreements or such other derivative instruments), (F) amortization of deferred financing fees, OID or other debt discounts, premiums or costs, (G) the interest component of capital lease obligations, and (H) provision for credit losses);
(ii)(A) taxes paid and provisions for taxes (including as a result of changes in valuation allowances for deferred tax assets) of such Person and its Subsidiaries, including, in each case federal, state, provincial, local, non-U.S., unitary, income, capital, franchise, withholding and similar taxes (including in respect of repatriated funds) and (B) any penalties and interest related to such taxes or arising from any tax examinations paid or accrued during such period;
(iii)expenses related to equity transactions or stock compensation;
(iv)change in fair value of derivatives or fair value of warrant liabilities;
(v)total depreciation and amortization expense; and
(vi)(A) other unusual or non-recurring charges, losses or expenses, and (B) any excess of rent expense over actual cash rent paid due to the use of straight line rent for GAAP purposes; less
(c)the sum, without duplication and to the extent included in Consolidated Net Income, the amounts of:
(i)consolidated interest income, to the extent such interest income exceeds consolidated interest expense; and
(ii)(A) any unusual or non-recurring gains or proceeds; and (B) any non-cash revenues created by the impact of lease accounting or other GAAP with respect to customer agreements.

“Consolidated Net Income” means, for any period, the net income (or loss) of Energy Vault Parent and its Subsidiaries on a consolidated basis for such period taken as a single accounting period determined in conformity with GAAP.
“Contribution Agreement” means that certain Contribution and Purchase Agreement, dated as of the Effective Date, by and among the Company, the Preferred Members, and Energy Vault Member.
“Control”, including the correlative terms “Controlling”, “Controlled by” and “Under Common Control with”, means possession, directly or indirectly, of the power to direct or cause the direction of management or policies (whether through ownership of securities or any partnership or other ownership interest, by contract, trust or otherwise) of a Person. For the purposes of the preceding sentence, control shall be deemed to exist when a Person possesses, directly or indirectly, through one or more intermediaries, (a) in the case of a corporation or other entity (including a limited liability company), more than 50% of the outstanding voting securities thereof having the power to elect a majority of the board of directors or other Persons performing similar functions; or (b) in the case of a partnership (including a limited partnership), the power to designate the general partner.
“Cross Trails Project” means the 57 MW / 114 MWh battery energy storage system located in Snyder, Texas and related assets owned by Cross Trails Energy Storage Project, LLC, a Subsidiary of the Company.
“Development Expenditure Budget” means the development expenditure budget and schedule set forth on Exhibit F with respect to any project Subsidiaries set forth thereon.
“Energy Vault Member” means Energy Vault, Inc., a Delaware corporation, and any successor transferee in accordance with Section 6.2(a) as applicable.
“Energy Vault Parent” means Energy Vault Holdings, Inc., a Delaware corporation.
“Energy Vault Parent Warrants” means warrants exercisable for shares of common stock, par value $0.0001 per share, of Energy Vault Parent.
“Equity Securities” means (a) any common shares, preferred shares, membership interests in a limited liability company, limited or general partner interests in a partnership, interests in a trust, interests in joint ventures, interests in other unincorporated organizations or any other equivalent of such ownership interest, and (b) any security or instrument convertible or exchangeable, with or without consideration, into or for any such security or instrument (including any option to purchase such a convertible security).
“Fair Market Value” means (a) with respect to a particular security that is traded and reported in the manner and period described in clauses (i) or (ii) below, determined on any given day, (i) the last reported sale price regular way or, in case no such reported sale takes place on such day, the average of the last closing bid and asked prices regular way, in either case on the principal national securities exchange on which the applicable securities are listed or admitted to trading, or (ii) if not listed or admitted to trading on any national securities exchange, the average of the closing bid and asked prices as furnished by two members of the Financial Industry Regulatory Authority selected from time to time by the Company for that purpose; provided, however, that notwithstanding anything to the contrary in the foregoing provisions of this clause (a), if the date for which the Fair Market Value is determined is the first day when trading for such security is reported on a national securities exchange, the Fair Market Value shall be the “price to public” or equivalent set forth on the cover page for the final prospectus relating to a Public Offering of such security or (b) with respect to any property not described in clause (a), the fair market value of such property determined by the Board, in good faith, subject to resolution pursuant to Section 3.7(a). All such determinations shall be equitably adjusted for any subdivision or reorganization of the Units (by any unit splits, unit dividends, combinations, recapitalizations, or otherwise) or similar transactions during such period.
“Fiscal Year” means the fiscal year of the Company, which will end on December 31 of each year or on such other date as determined by the Board, in each case only if such year is permitted by the Code as the taxable year of the Company.
“GAAP” means United States generally accepted accounting principles and policies as in effect from time to time.
“Indebtedness” means, as of a given time (a) any indebtedness for borrowed money and any prepayment premiums, interest, penalties and any other fees and expenses paid to satisfy such indebtedness and all obligations evidenced by bonds, debentures, notes, or similar instruments, debt securities or by letters of credit, bank guarantees, bankers’ acceptance, surety or performance bonds or similar instruments; (b) any obligations issued or assumed as the deferred purchase price, earn-out payments or other similar items of property or services; (c) any obligations under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital or finance leases on a balance sheet under GAAP (but excluding leases recognized as operating in nature under GAAP that are not synthetic lease transactions); (d) obligations in respect of interest rate and currency obligation swaps, hedges or similar arrangements or in respect of annuity insurance products created or entered into in the ordinary course of business; (e) any underfunded pension obligations or retiree medical obligations; and (f) all liabilities as guarantor of obligations of any other Person of a type described in clauses (a) and (e) above, to the extent of the obligation guaranteed; provided, however, that “Indebtedness” shall not include: (i) undrawn letters of credit and reimbursement obligations in respect of undrawn letters of credit or the undrawn portions thereof; (ii) trade payables and similar obligations arising in the ordinary course of business, or (iii) for the avoidance of doubt, any obligations in respect of the Series A Preferred Units.
“Indemnitee” means (a) any Member or (b) any Person who is or was a Director, Officer, Observer, fiduciary, trustee, or managing member of the Company or a Member.
“Independent Director” means a natural person who (a) is not and has not been at any time during the preceding five years an equity holder, director (other than in such person’s capacity as an Independent Director), officer, employee, partner, or member of, the Company or any of its respective Members, Subsidiaries or Affiliates, (b) is not a creditor of the Company or any of its affiliates (other than in their capacity as an Independent Director), and (c) has prior experience as an independent director requiring such role to approve voluntary bankruptcy filings or similar restructuring experience.
“Insolvency Event” means, collectively, any proceedings under any U.S. federal or state bankruptcy, reorganization, receivership, insolvency, or other similar Law affecting the rights of creditors generally, or become subject to any involuntary proceedings under any U.S. federal or state bankruptcy, reorganization, receivership, insolvency, or other similar Law affecting the rights of creditors generally, which proceeding is not dismissed within 30 days of filing, or having an order for relief entered against it in any such proceeding, in each case, with respect to the Company.
“IRR” means with respect to any Series A Preferred Unit, as of any time of determination, an annual pre-tax internal rate of return on the Par Amount of such Series A Preferred Unit. IRR with respect to each Series A Preferred Unit shall be calculated (a) assuming

(i) the Capital Contributions in respect of such Series A Preferred Unit were paid on the date set forth in the applicable Capital Call, or, with respect to the Tranche 1 Commitment, on the Effective Date, and (ii) all Preferred Cash Distributions and/or payments or deemed payments of all Structuring Premiums in respect of such Series A Preferred Unit were made on the date actually paid by the Company; and (b) using the XIRR function in the most recent version of Microsoft Excel (or if such program is no longer available, such other software program for calculating IRR reasonably determined by the Board to be equivalent to the XIRR function in the most recent version of Microsoft Excel).
“ITCs” means the investment tax credits provided for pursuant to Sections 48 or 48E of the Code.
“Law” means any applicable constitutional provision, statute, act, code (including the Code), law, regulation, rule, ordinance, order, decree, ruling, proclamation, resolution, judgment, decision, declaration, or interpretative or advisory opinion or letter of a governmental agency or authority.
“Majority Interest” means the Common Members holding a majority of the issued and outstanding Common Units.
“Mandatory Redemption Event” means (a) any voluntary or involuntary liquidation, dissolution or winding up of Energy Vault Member or the Company, or (b) any Insolvency Event.
“Material Adverse Effect” means any change, effect or occurrence (collectively, “Changes”) that has had, or would reasonably be expected to have, a material adverse effect on the financial condition, business or results of operations of the Company and its Subsidiaries, taken as a whole; provided, however, that none of the following, either alone or in combination, shall be taken into account in determining whether a Material Adverse Effect is occurring, has occurred or would be expected to occur: (a) Changes in the economy; credit, capital, securities or financial markets; or political, regulatory or business conditions in the United States or elsewhere, including changes, occurrences or developments in interest rates; (b) Changes that are the result of factors generally affecting the industries in the United States or elsewhere in which the Company or any of its Subsidiaries operates; (c) Changes or proposed Changes in GAAP or other accounting standards or interpretations thereof or in any Law of general applicability; (d) any failure by the Company or any of its Subsidiaries to meet any internal or published projections, forecasts or budgets or estimates of revenues or earnings for any period (but not the underlying reason for such failure); (e) any Change resulting from acts of war (whether or not declared), civil disobedience, hostilities, sabotage, terrorism, military actions or the escalation of any of the foregoing (whether perpetrated or encouraged by a state or non-state actor or actors), including cyberattacks, any hurricane, flood, tornado, earthquake or other weather or natural disaster, or any epidemic, pandemic, outbreak of illness or other public health event or any other force majeure event, or any national or international calamity or crisis, whether or not caused by any Person; or (f) any Changes resulting from any national, international or regional economic, financial, trade-based, social or political conditions, relationships or policies, including those relating to or arising out of any elections or any statements or other proclamations of public officials.
“Member” means any Person executing this Agreement as of the Effective Date or thereafter admitted to the Company as a Member as provided in this Agreement, but such term does not include any Person who has ceased to be a Member in the Company as provided in Section 3.1(c).
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“Membership Interest” means the interest of a Member, in its capacity as such, in the Company, including rights to distributions (liquidating or otherwise), allocations, information, and all other rights, benefits and privileges enjoyed by that Member (under the Act, the Certificate, this Agreement or otherwise) in its capacity as a Member, and all obligations, duties and liabilities imposed on that Member (under the Act, the Certificate, this Agreement, or otherwise) in its capacity as a Member.
“MOIC” means, with respect to any Series A Preferred Unit, as of any time of determination, the number obtained by dividing (a) the cumulative amount of Preferred Cash Distributions paid and/or payments or deemed payments of Structuring Premiums by the Company in respect of such Series A Preferred Unit, by (b) the Par Amount of such Series A Preferred Unit (excluding, for this purpose, any Capital Contributions deemed to be made in accordance with Section 3.3). An illustrative example calculation of MOIC is included on Exhibit I attached hereto.
“OIC Member” means, collectively, OIC Structured Equity Fund I, L.P, a Delaware limited partnership, OIC Structured Equity Fund I AUS, L.P., a Delaware limited partnership, OIC Structured Equity Fund I GPFA, L.P., a Delaware limited partnership, and any successor transferee of any of the foregoing in accordance with Section 6.2(a) as applicable. At any time that more than one Person comprises the OIC Member, the rights of the OIC Member hereunder shall be controlled by only one of such Persons (on behalf of each such Person), which controlling Person shall be designated from time to time by the Persons holding a majority of the Series A Preferred Units held by OIC Member and identified by written notice to the Company.
“Optional PIK Period” means the period commencing on the Series A Original Issue Date and ending on the third anniversary of the Series A Original Issue Date.
“Par Amount” means, with respect to each Series A Preferred Unit, the cumulative Capital Contributions made in respect of such Series A Preferred Unit in accordance with Section 4.2 or deemed to be made in accordance with Section 3.3. For the avoidance of doubt, for purposes of this definition, if any Structuring Premium or the application of any mutually agreed expense reimbursement or other offset are satisfied via net funding or similar reduction in connection with a particular Capital Contribution, the gross amount, prior to the application of such net funding or similar reduction shall be deemed to be the amount of Capital Contributions made in respect of such Series A Preferred Unit in such Capital Contribution.
“Percentage Interest” means, with respect to any Common Member, the percentage equal to the aggregate number of Common Units held by such Common Member divided by the aggregate number of Common Units held by all of the Common Members.
“Permitted Transfer” means, with respect to any Person, (a) any Transfer to an Affiliate of such Person, or (b) any Transfer by Energy Vault Member in connection with any sale of all or substantially all of the assets of Energy Vault Member; provided, that, in the case of clauses (a) and (b), the requirements of Section 6.1(b) are satisfied; provided further that, for the avoidance of doubt, any Transfer pursuant to clause (b) is also subject to Section 7.4(d).
“Person” means any natural person, limited liability company, corporation, limited partnership, general partnership, joint stock company, joint venture, association, company, trust, bank trust company, land trust, business trust, or other organization, whether or not a legal entity, and any governmental agency or authority.
“Pre-Investment ITC Amounts” means any amounts received by the Company or any Subsidiary of the Company in respect of the transfer of ITCs generated by the Calistoga Project or the Cross Trails Project not previously paid or distributed to Energy Vault Member prior to the Series A Original Issue Date, net of any taxes payable by the Company or any Subsidiary of the Company after the Effective Date as a result of any such transfer. For the avoidance of doubt, Pre-Investment ITC Amounts shall not include any amount paid to or otherwise received by the Company or any of its Subsidiary with respect to any energy project other than the Calistoga Project and the Cross Trails Project.
“Preferred Distribution Payment Date” means, with respect to any Series A Preferred Unit, March 31, June 30, September 30, and December 31 of each year, beginning on the first such date occurring after the Series A Original Issue Date.
“Preferred Distribution Period” means each period from, and including, a Preferred Distribution Payment Date (or, in the case of the first Preferred Distribution Period, from, and including, the Series A Original Issue Date) to, but excluding, the next Preferred Distribution Payment Date.
“Preferred Distribution Rate” means [***]% per annum, subject to adjustment pursuant to Section 3.8(b), and Section 3.8(c), and Section 8.8(b).
“Preferred Member” means any Member holding Preferred Units (solely in respect of such Member’s Preferred Units and not with respect to any other Units such Member may hold).
“Preferred PIK Amounts” means any Preferred Distributions that are paid in kind and not paid in cash (and not required to be paid in cash) on the applicable Preferred Distribution Payment Date.
“Prohibited Foreign Entity” means (i) any Person who is (or whose direct or indirect owners or beneficiaries are) a “specified foreign entity” (as such term is defined in Section 7701(a)(51)(B) of the Code or in temporary, proposed or final United States Treasury Regulations or other guidance promulgated or proposed thereunder or issued in respect thereof) or (ii) any Person who is a “foreign influenced entity” (as such term is defined in Section 7701(a)(51)(D) of the Code or in temporary, proposed or final United States Treasury Regulations or other guidance promulgated or proposed thereunder or issued in respect thereof).
“Public Offering” means any sale in a firm underwritten public offering registered under the Securities Act of any class of Equity Securities of the Company.
“Redemption Date” means the date on which the Preferred Units are to be redeemed in accordance with Article 8 as set forth in the Redemption Notice or as otherwise required in connection with a Mandatory Redemption Event. If a Preferred Unit is not redeemed in full in cash on its applicable Redemption Date, Redemption Date shall mean the earliest date on which such Preferred Unit may be redeemed by the Company in accordance with the Act.
“Redemption Price” means, at any given time, a price per Series A Preferred Unit equal to the greater of (a) the Accrued Preferred Amount of such Series A Preferred Unit as of such time, and (b) the amount necessary for such Series A Preferred Unit to achieve the Base Return as of such time.
“Related Agreements” means the Contribution Agreement, the Tax Sharing Agreement, the, the ITC Transfer Indemnification Agreement (as defined in the Contribution Agreement), each EPC Contract and each O&M Contract.
“Sale Transaction” means any (a) the sale, lease, transfer, exclusive license or other disposition of all or substantially all of the assets of the Company determined on a consolidated basis; (b) Energy Vault Member ceasing to have record and beneficial ownership, directly or indirectly, of at least 50% of the outstanding Common Units; (c) Energy Vault Member ceasing to be directly or indirectly Controlled by Energy Vault Parent; or (d) a Public Offering. For the avoidance of doubt, the occurrence of any the foregoing, whether pursuant to a Permitted Transfer or a Transfer otherwise authorized hereunder shall be deemed a Sale Transaction for purposes of this Agreement; provided, that no Transfer or merger, consolidation, conversion, or other reorganization of any Energy Vault Affiliate shall constitute a Sale Transaction so long as Energy Vault Parent will continue to have record and beneficial ownership, directly or indirectly, of at least 50% of the outstanding Common Units and directly or indirectly control Energy Vault Member following such transaction, and Energy Vault Member will continue to have record and beneficial ownership, directly or indirectly, of at least 50% of the outstanding Common Units.
“SEC” means the Securities and Exchange Commission of the United States.
“Securities Act” means the Securities Act of 1933 and any successor statute, as amended from time to time, and the rules and regulations promulgated by the SEC thereunder.
“Series A Original Issue Date” means the Closing Date (as defined in the Contribution Agreement).
“SOSA Project” means the 150 MW / 300 MWh battery energy storage system located in Texas and related assets owned by Savion, LLC.
“Stoney Creek Project” means the 125 MW / 1 GWh battery energy storage system located in Narrabri, Australia and related assets owned by Stoney Creek BESS Pty Ltd, a Subsidiary of the Company.
“Structuring Premium” means, with respect to any Capital Contributions made (or deemed to be made) in cash in respect of the Series A Preferred Units, an amount equal to [***]% of such Capital Contributions, to be paid to the applicable Preferred Member by the Company on the date on which such Preferred Member funds such Capital Contributions, it being acknowledged that the Company and a Preferred Member may, for convenience purposes, agree to fund the relevant proposed Capital Contribution net of the Structuring Premium, with such net funding being treated in accordance with the definitions of Capital Contributions and Par Amount set forth in this Agreement.
“Subsidiary” means any entity in which the Company holds any direct or indirect ownership interest.
“Tax Sharing Agreement” means that certain Tax Sharing Agreement, effective on or about the Effective Date, by and among the Company, Energy Vault Parent and one or more of its other subsidiaries.
“Transfer”, including the correlative terms “Transferring” or “Transferred”, means any direct or indirect transfer, assignment, sale, gift, pledge, hypothecation or other encumbrance, or any other disposition (whether voluntary or involuntary or by operation of law), of Units (or any interest (pecuniary or otherwise) therein or right thereto), including derivative or similar transactions or arrangements whereby a portion or all of the voting or economic interest in, or risk of loss or opportunity for gain with respect to, Units are transferred or shifted to another Person; provided, however, that any transfer, assignment, sale, gift, pledge, hypothecation or other encumbrance, or any other disposition of the Equity Securities of Energy Vault Parent shall not be treated as a Transfer of Units hereunder.

“Treasury Regulations” means final or temporary regulations promulgated by the U.S. Department of the Treasury pursuant to and in respect of provisions of the Code, as they may be amended from time to time.
(d)Each of the following terms is defined in the Section set forth opposite such term:

Term	Section
Additional Member	Section 3.1(b)
Annual Budget	Section 9.4(b)
Approved Company Budget	Section 9.4(a)
authorized person	Section 7.6(a)
Board	Section 7.1(a)
Capital Call	Section 4.2(c)
Capital Call Condition	Section 4.2(c)
Capital Call Project Budget	Section 9.4(d)
Capital Call Project Companies	Annex A
Capital Call Projects	Annex A
Chairman	Section 7.2(a)(iii)
Closing Member Indebtedness	Section 5.5
Common Units	Section 3.2(a)(i)
Company	Preamble
Default Forced Sale Remedy	Section 3.8(d)
Directors	Section 7.1(a)
Dissolution Event	Section 12.1(a)
Effective Date	Preamble
Energy Vault Affiliates	Section 9.6(b)(i)
Energy Vault Parent Audit	Section 9.1(a)
Energy Vault Party	Section 9.6(d)
Energy Vault Person	Section 9.6(b)(ii)
EPC Contract	Annex A
Failed Process	Section 8.8(c)
Forced Sale	Section 8.8(a)
Forced Sale Notice	Section 8.8(a)
General Directors	Section 7.2(a)(i)
GM Director	Section 7.2(a)(i)
Initial Budget	Section 9.4(a)
Initial Members	Section 3.1(a)
LTSA	Annex A
Maximum Draw Amount	Section 4.2(b)
Milestone Achievements	Section 4.2(c)(v)
O&M Contract	Annex A

Term	Section
Observer	Section 7.3
Officers	Section 7.6(a)
Original Agreement	Recitals
Other Investment Entities	Section 9.6(b)(i)
Preferred Cash Distributions	Section 5.1(a)
Preferred Distributions	Section 5.1(a)
Preferred Member Affiliates	Section 9.6(b)(i)
Preferred Members Capital Commitment	Section 4.2(a)
Preferred Related Person	Section 9.6(b)(ii)
Preferred Units	Section 3.2(a)(i)
Proceeding	Section 10.2
Redemption Notice	Section 8.2
Redemption Price	Section 8.6
Second Tier Breach	Section 3.8(a)(ii)
Series A Preferred Units	Section 3.2(b)(i)
Software Contract	Annex A
Springing Governance Forced Sale	Section 8.8(a)
Springing Governance Rights	Section 8.8(c)
Subsequent Funding Capital Call Review Period	Section 4.2(d)(iii)
Subsequent Funding Capital Call Support Materials	Section 4.2(d)(ii)
Subsequent Funding Commitment	Section 4.2(a)
Tranche 1 Commitment	Section 4.2(a)
Tranche 1 Recapitalization	Section 4.2(b)
Tranche 2 Capital Call Support Materials	Section 4.2(c)(ii)
Tranche 2 Commitment	Section 4.2(a)
Tranche 2 Recapitalization	Section 4.2(c)
Units	Section 3.2(a)(i)
Voluntary Bankruptcy Action	Section 7.2(b)(ii)(A)
Warrant Exchange Right	Section 3.3(a)
Warrant Exchange Right Start Date	Section 3.3(a)
Warrant Exercise Period	Section 3.3(b)

Section 1.2Construction. Unless the context requires otherwise: (a) the gender (or lack of gender) of all words used in this Agreement includes the masculine, feminine and neuter; (b) references to Articles and Sections are to articles and sections of this Agreement; (c) references to Exhibits and Schedules are to exhibits and schedules attached to this Agreement, each of which is made a part of this Agreement for all purposes; (d) references to money are to legal currency of the United States of America; (e) the word “including” means “including without limitation”; (f) the words “hereof,” “hereto,” “hereby,” “herein,” “hereunder”

and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular section or article in which such words appear; (g) unless the context requires otherwise, the word “or” shall not be exclusive; (h) unless the context requires otherwise, all references to Laws refer to such Laws as they may be amended from time to time, and references to particular provisions of Laws include a reference to the corresponding provisions of any succeeding Law; (i) all accounting terms not specifically defined herein shall be construed in accordance with GAAP; and (j) all monetary amounts (including, for the avoidance of doubt, cash amounts, are in U.S. dollars, except as expressly provided otherwise herein). In the event any ambiguity or question of intent or interpretation arises with regard to this Agreement, this Agreement shall be construed as drafted jointly by all of the Members, and no presumption or burden of proof shall arise favoring or disfavoring any person by virtue of the authorship of any provision of this Agreement.
Article 2
ORGANIZATION
Section 2.1Continuation. The rights and obligations of the Members will be determined pursuant to the Act and this Agreement. To the extent that there is any conflict or inconsistency between any provision of this Agreement and any non-mandatory provision of the Act, the provisions of this Agreement control and take precedence.
Section 2.2Name. The name of the Company is “Asset Vault, LLC”, and all Company business must be conducted in that name or such other name or names that comply with Law and as the Board may select.
Section 2.3Registered Office; Registered Agent; Principal Office; Other Offices. The registered office of the Company required by the Act to be maintained in the State of Delaware shall be the office of the initial registered agent named in the Certificate or such other office (which need not be a place of business of the Company) as the Board may designate in the manner provided by Law. The registered agent of the Company in the State of Delaware shall be the initial registered agent named in the Certificate or such other Person or Persons as the Board may designate in the manner provided by Law. The principal office of the Company in the United States shall be at 4165 East Thousand Oaks Blvd, Suite 100, Westlake Village, CA 91362, or such other place as the Board may designate, which need not be in the State of Delaware. The Company may have such other offices as the Board may designate.
Section 2.4Purposes. The purposes of the Company are to engage in any lawful business or activity which a limited liability company may carry on under the Act.
Section 2.5Foreign Qualification. Prior to the Company’s conducting business in any jurisdiction other than the State of Delaware, to the extent that the nature of the business conducted requires the Company to qualify as a foreign limited liability company under the Law of that jurisdiction, the Company shall satisfy all requirements necessary to so qualify. At the request of the Company, each Member shall execute, acknowledge, swear to, and deliver all certificates and other instruments conforming with this Agreement that are reasonably necessary or appropriate to qualify or continue the Company as a foreign limited liability company in all such jurisdictions in which the Company may conduct business (provided, however, that no Member will be required to file any general consent to service of process or to qualify as a foreign entity in any jurisdiction in which it is not already so qualified), or to cancel or terminate such qualification, and each Member hereby grants each Officer of the Company a limited power-of-attorney to execute any such documents on its behalf.
Section 2.6Term. The existence of the Company commenced upon the filing of the Certificate with the Secretary of State of the State of Delaware on October 3, 2025, and the

Company shall have a perpetual existence unless and until dissolved, wound up and terminated in accordance with Article 12.
Section 2.7No State Law Partnership. The Members do not intend for the Company to be a partnership (including a limited partnership) or joint venture, and no Member shall be a partner or joint venturer of any other Member by reason of this Agreement for any purpose, and this Agreement shall not be interpreted to provide otherwise.
Section 2.8Title to Company Assets. Title to the Company’s assets, whether real, personal or mixed and whether tangible or intangible, shall be vested in the Company as an entity, and no Member, Director or Officer, individually or collectively, shall have any ownership interest in the Company’s assets or any portion thereof.
Section 2.9Subsidiaries. The Company may organize and capitalize one or more Subsidiaries, in addition to any Subsidiaries in existence as of the Effective Date, for the purpose of carrying out the purposes of the Company described in Section 2.4. The Officers and Directors shall manage each Subsidiary. The operating results of each Subsidiary shall be appropriately consolidated with the operating results of the Company for purposes of determining distributions and allocations pursuant to this Agreement. Except (i) as permitted by Section 3.4(b) or (ii) for investments by the Company in non-wholly owned Subsidiaries in the form of common equity (in entities in which only common equity has been issued) or preferred equity (or similar equity), Subsidiaries of the Company shall be wholly owned by the Company.
Section 2.10Separateness. The Company shall, and shall cause each Subsidiary Controlled by the Company to, take all reasonable steps to maintain such entity’s identity as a separate legal entity from each other Person and to make it manifest to third parties that it is a separate legal entity. The Members acknowledge and agree that the Company is intended to be bankruptcy remote from each Member and any Affiliate of the Members that is not the Company (or any of its Subsidiaries). Without limiting the generality of the foregoing, the Company shall:
(a)maintain its own books, records and agreements as official records and separate from those of its Affiliates (other than its Subsidiaries) and Members and all other Persons;
(b)maintain its bank accounts separate from those of its Affiliates (other than its Subsidiaries) and Members and all other Persons, except as otherwise contemplated in this Agreement or unanimously approved by the Board;
(c)hold itself out to the public as a legal entity separate from its Affiliates (other than its Subsidiaries) and Members and all other Persons;
(d)conduct its business in its own name and hold all of its assets in its own name, and not commingle its property, funds or assets with the property, funds or assets of (or participate in any cash management system with) any of its Affiliates (other than its Subsidiaries) or Members or any other Persons;
(e)hold at least quarterly meetings of the Board as required pursuant to Section 7.2(g) and otherwise observe all organizational formalities set forth in this Agreement;
(f)not hold out its credit as being available to satisfy the obligations of any Member or any of its Affiliates (excluding the Company and its Subsidiaries);
(g)not guarantee the obligations of any Member or any Affiliate of any Member (other than the Company and its Subsidiaries) or pledge its assets or grant a security interest over its assets in support of credit or similar obligations of a Member or any Affiliate of any Member (other than the Company and its Subsidiaries);
(h)enter into any joint venture or Subsidiary co-ownership arrangement with any Member or any Affiliate of any Member (other than the Company and its Subsidiaries);
(i)ensure that any commercial arrangements between the Company and its Subsidiaries, on the one hand, and a Member or any Affiliate of any Member (other than the Company and its Subsidiaries), on the other hand, are on arms’ length terms, including economic terms, customary for the nature of such transaction, no more favorable to the Company or such counterparty than would be available from a non-Affiliated third party;
(j)not make any loans or advances of any funds to a Member or its Affiliates (excluding, for the avoidance of doubt, the Company and its Subsidiaries), except as otherwise provided herein; and
(k)pay its own liabilities and expenses only out of its own funds.
Article 3
MEMBERS; UNITS
Section 3.1Members.
(a)Initial Members. As of the Effective Date, each of the Persons whose name is set forth on Schedule 1 (Members Holding Preferred Units) and Schedule 2 (Members Holding Common Units) (the “Initial Members”), was admitted to the Company as a Member upon such Person’s execution and delivery to the Company of this Agreement.
(b)Additional Members. In addition to the Initial Members, the following Persons shall be deemed to be Members and shall be admitted as Members without any further action by the Company, the Board or any Member: (i) any Person to whom Units are Transferred by a Member so long as such Transfer is made in compliance with this Agreement and any other agreements applicable to such Units and (ii) any Person to whom the Company issues Units after the Effective Date so long as such issuance is made in compliance with this Agreement, in each case of clause (i) and (ii), upon such Person’s execution and delivery to the Company of an Adoption Agreement, and such other agreements required hereunder or otherwise reasonably specified by the Board (each, an “Additional Member”). Admission of an Additional Member shall become effective on the date such Person’s name is recorded on the books and records of the Company, at which time Schedule 1 or Schedule 2, as applicable, shall be updated to include each such Additional Member as a Member.
(c)Cessation of Members. Any Person admitted or deemed admitted as a Member pursuant to Section 3.1(a) or Section 3.1(b) shall cease to have the rights of a Member under this Agreement at the time that such Person is no longer a record owner of any Units, but such Person shall remain bound by Section 9.5 and by the terms of any other applicable agreements with the Company. A Person may not voluntarily resign as a Member in any other manner prior to a Dissolution Event.
Section 3.2Units.
(a)Units; Unit Certificates.
(i)Each Member’s membership interest in the Company will initially be represented by its Units. The Membership Interests of the Company have been divided into two classes of units referred to as “Preferred Units” and “Common Units”. The Preferred Units and Common Units are collectively referred to herein as the “Units”. To the extent any number of Units is set forth in this Agreement, such number of Units shall be equitably adjusted for any subdivision or reorganization of the Units (by any unit splits, unit dividends, combinations, recapitalizations, or otherwise) or similar transactions.
(ii)The Units shall initially be uncertificated. The Board may determine that the Units shall be certificated, in which case the Units shall be represented by certificates in such form as the Board shall from time to time approve, recorded in a register thereof maintained by the Company and subject to rules for the issuance thereof as the Board may from time to time reasonably determine. If a mutilated Unit certificate is surrendered to the Company, or if a Member claims and submits an affidavit or other evidence reasonably satisfactory to the Company to the effect that the Unit certificate has been lost, destroyed or wrongfully taken, the Company shall issue a replacement Unit certificate. If required by the Company, such Member shall, prior to the issuance of such replacement Unit certificate, provide an indemnity bond, or other form of indemnity, sufficient in the reasonable judgment of the Company to protect the Company against any loss which may be suffered. The Company may charge such Member for its reasonable out-of-pocket expenses in replacing a Unit certificate which has been mutilated, lost, destroyed or wrongfully taken.
(b)Unit Designations; Issuances.
(i)300,000,000 Preferred Units designated as “Series A Preferred Units” are authorized for issuance to the Initial Members. Subject to Section 3.4(b), additional Preferred Units may be authorized for issuance by the Company upon approval of the Board, in which event this Agreement shall be amended to include the terms of such additional Preferred Units (such amendment to be approved by the Board). As of the Effective Date (after giving effect to the transactions contemplated by the Contribution Agreement), the applicable Initial Members hold a total of 300,000,000 Series A Preferred Units. Schedule 1 sets forth the relative ownership and actual or deemed initial Capital Contributions of the Preferred Members as of the Effective Date. Schedule 1 shall be amended from time to time to reflect the names and addresses of the Preferred Members, the aggregate number of each series of Preferred Units held by each such Preferred Member, and the aggregate Capital Contributions of each such Preferred Member.
(ii)1,200,000,000 Common Units are authorized for issuance to the Initial Members. Additional Common Units may be authorized for issuance by the Company upon approval of the Board. As of the Effective Date, the applicable Initial Members hold a total of 1,200,000,000 Common Units. Schedule 2 sets forth the relative ownership of the Common Members immediately as of the Effective Date. Schedule 2 shall be amended from time to time to reflect the names and addresses of the Common Members and the aggregate number of Common Units held by each such Common Member.
Section 3.3Warrant Exchange.
(a)From and after the date that is four years and six months after the Effective Date (the “Warrant Exchange Right Start Date”), if (i) any Series A Preferred Units remain outstanding and (ii) OIC has made Capital Contributions in respect of Series A Preferred Units of at least $80,000,000, then OIC Member shall be afforded the right (the “Warrant

Exchange Right”) to exchange certain Energy Vault Parent Warrants for a deemed increase in Capital Contributions with respect to the Series A Preferred Units held by OIC Member.
(b)OIC Member may invoke its Warrant Exchange Right at any time beginning on the Warrant Exchange Right Start Date and ending on the later of: (i) 90 days thereafter, and (ii) the public filing by Energy Vault Parent of its consolidated audited financial statements for its most recently completed fiscal year (the “Warrant Exercise Period”) by delivering written notice to the Company during the Warrant Exercise Period.
(c)If (i) Energy Vault Parent has not yet achieved a trailing-twelve month Consolidated Adjusted EBITDA of at least $[***] and (ii) OIC has made Capital Contributions in respect of Series A Preferred Units of at least $[***], OIC Member may transfer up to [***]% of its Energy Vault Parent Warrants (calculated based on the maximum number of shares into which the Energy Vault Parent Warrants issued to OIC Member pursuant to the Contribution Agreement were exercisable) to the Company in exchange for a deemed increase in its Capital Contributions of up to [***]% of the aggregate Accrued Preference Amounts of all Series A Preferred Units held by OIC Member (split pro-rata across all such Series A Preferred Units). For illustrative purposes only, if (1) OIC Member was issued Energy Vault Parent Warrants that, in the aggregate were exercisable into [***] shares of Energy Vault Parent, (2) the aggregate Accrued Preference Amounts of all Series A Preferred Units held by OIC Member at such time was $[***], and (3) OIC Member elected to exchange [***]% of its Energy Vault Parent Warrants pursuant to its Warrant Exchange Right, then Energy Vault Parent Warrants exercisable for [***] shares of Energy Vault Parent would be transferred in exchange for an aggregate increase in Capital Contributions of $[***] ([***] )which increase would be split pro-rata across each Series A Preferred Unit then held by OIC Member.
(d)If (i) Energy Vault Parent has not yet achieved trailing-twelve month Consolidated Adjusted EBITDA of at least $[***] and (ii) OIC Member has made Capital Contributions in respect of Series A Preferred Units of at least $[***], OIC Member may transfer up to [***]% of its Energy Vault Parent Warrants (calculated based on the maximum number of shares into which the Energy Vault Parent Warrants issued to OIC Member pursuant to the Contribution Agreement were exercisable) to the Company in exchange for a deemed increase in its Capital Contributions of up to [***]% of the aggregate Accrued Preference Amounts of all Series A Preferred Units held by OIC Member (split pro-rata across all such Series A Preferred Units). For illustrative purposes only, if (1) OIC Member was issued Energy Vault Parent Warrants that, in the aggregate were exercisable into [***] shares of Energy Vault Parent, (2) the aggregate Accrued Preference Amounts of all Series A Preferred Units held by OIC Member at such time was $[***], and (3) OIC Member elected to exchange [***]% of its Energy Vault Parent Warrants pursuant to its Warrant Exchange Right, then Energy Vault Parent Warrants exercisable for [***] shares of Energy Vault Parent would be transferred in exchange for an aggregate increase in Capital Contributions of $[***] ([***]), which increase would be split pro-rata across each Series A Preferred Unit then held by OIC Member.
(e)For the avoidance of doubt, (i) the exchange options set forth in the foregoing Sections 3.3(c) and 3.3(d) are mutually exclusive, and (ii) OIC Member shall have no Warrant Exchange Right if at the end of the Availability Period only the Tranche 1 Commitment has been funded to the Company, and in such case the Warrant Exchange Right shall be forfeited and otherwise null and void.

Section 3.4Voting Rights. The Members shall have no right to vote on any matter, except as specifically set forth in this Agreement or as may be required under the Act.
(a)Common Units. On any matter requiring the approval of the Common Members of the Company, each Common Member shall have one vote per Common Unit held of record by such Common Member.
(b)Preferred Units. The Preferred Units shall be non-voting, and the holders of Preferred Units shall not have any voting, consent or approval rights except as set forth in this Agreement. The Company shall obtain the written approval of OIC Member (not to be unreasonably withheld, conditioned, or delayed) prior to taking any of the following actions (in each case, including by way of merger, consolidation, reclassification, or otherwise, and including by causing any Subsidiary of the Company to take such action):
(i)create or issue any Equity Securities, unless the same rank junior to the Series A Preferred Units with respect to its rights to redemption, rights to distributions and rights upon liquidation of the Company; provided, that the consent of OIC Member shall not be required with respect to the issuance of tax equity securities or common equity securities by any Subsidiary, or the transfer of ITCs of any Subsidiary unless the potential transferee requires any Preferred Member to provide a guarantee regarding ITC recapture with respect to such issuance or transfer; provided, further that it is expressly agreed and acknowledged that any proceeds from the issuance of any such tax equity securities or transfer of ITCs with respect to any projects of the Company other than the Calistoga Project and the Cross Trails Project shall be for the benefit of the Company and not payable to Energy Vault Member or any of its Affiliates (other than the Company and its Subsidiaries);
(ii)redeem, purchase, or otherwise acquire for consideration any Equity Securities ranking junior to the Series A Preferred Units with respect to its rights to redemption, rights to distributions and rights upon liquidation of the Company;
(iii)amend (whether by amendment, restatement or amendment and restatement) any provision of the Certificate or this Agreement in a manner that is disproportionate and adverse to the rights or interests of the Series A Preferred Units (which for the avoidance of doubt includes any amendments which adversely affect economic rights of the Series A Preferred Units or any of the named rights of OIC Member), it being agreed that (1) the Company shall provide a copy of any proposed amendment to the OIC Member concurrently with when sent to the Board for approval in accordance with Section 13.7, and (2) any dispute with respect to whether any such amendment is so disproportionate and adverse (or has such an adverse effect) will be finally determined pursuant to Section 3.7(c);
(iv)initiate a Mandatory Redemption Event;
(v)effect a Sale Transaction, other than any Sale Transaction in connection with which the Series A Preferred Units are redeemed in full, in cash, in accordance with this Agreement;
(vi)violate any of the covenants set forth on Annex B; or
(vii)enter into any agreement, arrangement, or commitment to take any of the foregoing actions.

(c)Restrictions on Encumbrances of Energy Vault Member. Without limitation of any other restrictions set forth in this Agreement on the same, without the prior written approval of OIC Member, Energy Vault Member shall not (i) pledge, grant a security interest in or suffer a lien to be granted with respect to any Equity Securities of the Company it holds whether in connection with the consummation of any proposed financing transaction by Energy Vault Member or otherwise or (ii) allow, permit or cause the Company or any of its Subsidiaries to guarantee the obligations of any Member or any Affiliate of any Member (other than the Company and its Subsidiaries) or pledge its respective assets or grant a security interest over its respective assets in support of credit or similar obligations of a Member or any Affiliate of any Member (other than the Company and its Subsidiaries); and any pledge, grant or sufferance of lien in violation of this Section 3.4(c) shall be, and is hereby declared, null and void ab initio.
Section 3.5No Other Persons Deemed Members. Unless admitted or deemed admitted to the Company as a Member as provided in this Agreement, no Person (including an assignee of rights with respect to Units or a transferee of Units, whether voluntary, by operation of law or otherwise) shall be, or shall be considered, a Member. The Company may elect to deal only with Persons so admitted as Members (including their duly authorized representatives). Any distribution by the Company to the Person shown on the Company’s records as a Member, or to its legal representatives, shall relieve the Company of all liability to any other Person who may have an interest in such distribution by reason of any Transfer by the Member or for any other reason.
Section 3.6No Liability of Members. Except as otherwise provided under the Act, the debts, liabilities, contracts and other obligations of the Company (whether arising in contract, tort or otherwise) shall be solely the debts, liabilities, contracts and other obligations of the Company, and no Member in its capacity as such shall be liable personally (a) for any debts, liabilities, contracts or any other obligations of the Company, except to the extent and under the circumstances set forth in any non–modifiable or non-waivable provision of the Act or in any separate written instrument signed by the applicable Member, or (b) for any debts, liabilities, contracts or other obligations of any other Member. No Member shall have any responsibility to contribute to or in respect of the debts, liabilities, contracts or other obligations of the Company or to return distributions made by the Company, expect as expressly provided herein or required by any non–modifiable or non-waivable provision of the Act.
Section 3.7Calculation, Valuation or Effect Dispute Resolution.
(a)In connection with the Board’s determination of the Fair Market Value of any property pursuant to clause (b) in the definition of Fair Market Value in respect of any Capital Contribution made by Energy Vault Member or OIC Member, prior to finalizing such determination the Board shall consult with and consider OIC Member’s reasonable comments in respect thereof. If the Board and OIC Member are, in good faith, unable to resolve their disagreement as to the appropriate Fair Market Value of any such property within 10 Business Days, (i) the Board shall engage a nationally recognized third-party valuation expert (for property of such nature) mutually acceptable to the Board and OIC Member, (ii) the Board and OIC Member shall each submit to the third-party valuation expert their respective good faith determination of Fair Market Value and (iii) the third-party valuation expert shall be instructed to select which of the two submitted Fair Market Value determinations is the most commercially reasonable under the circumstances and best gives effect to the intent of Fair Market Value under this Agreement. If the Board and OIC Member cannot agree on such third-party valuation expert, they shall each select a third-party valuation expert, which two third-party valuation experts will select a third third-party valuation expert to serve in this capacity.

(b)Exhibit I sets forth an illustrative example of the calculation of Redemption Price based on the assumptions and facts set forth thereon. If, in connection with any Redemption Notice or other calculation of Redemption Price, OIC Member makes a good faith objection to the Board’s determination of the then applicable Redemption Price, then the Board and OIC Member shall negotiate, in good faith, to resolve such dispute in accordance with this Agreement. If the Board and OIC Member are, in good faith, unable to resolve such dispute within 10 Business Days, (i) the Board shall engage a nationally recognized third-party accounting firm mutually acceptable to the Board and OIC Member, (ii) the Board and OIC Member shall each submit to the third-party accounting firm their respective good faith determination of the Redemption Price and (iii) the third-party accounting firm shall be instructed to select which of the two submitted Redemption Price determinations is the most commercially reasonable under the circumstances and best gives effect to the intent of Redemption Price under this Agreement. If the Board and OIC Member cannot agree on such third-party accounting firm, they shall each select a third-party accounting firm, which two third-party accounting firms will select a third third-party accounting firm to serve in this capacity.
(c)If the OIC Member makes a good faith objection to the Board’s determination of whether an amendment, restatement or amendment and restatement of the Certificate or this Agreement would be disproportionate and adverse to OIC Member, and thus require the consent of OIC Member pursuant to Section 3.4(b)(iii), then the Board, Energy Vault Member and OIC Member shall negotiate, in good faith, to resolve such dispute.
Section 3.8Series A Preferred Unit Remedies.
(a)For purposes of this Section 3.8,
(i)a “First Tier Breach” means a (1) breach or violation by the Company of Section 3.4(b)(vi) (or Section 3.4(b)(vii) as it may relate to Section 3.4(b)(vi)) [covenants on Annex B], (2) material or intentional breach or violation by the Company of its notice and disclosure obligations to the Observers or its consultation obligations with OIC Member under Section 9.4 (other than Section 9.4(c) or Section 9.4(d)), (3) material or intentional breach or violation by the Company of its reporting, meeting, access or inspection obligations to OIC Member or (4) the failure, for any reason, of the Company to pay any Preferred Distribution that is required to be a Preferred Cash Distribution in cash in full when and as required;
(ii)a “Second Tier Breach” means (1) a breach or violation of (A) Section 2.10 [Separateness], (B) Section 3.4(c) [Restrictions on Encumbrances], (C) Section 9.4(c) [Development Expenditure Budget] or (D) Section 9.4(d) [Capital Call Project Budgets] or (2) an immaterial or non-intentional breach by the Company of Section 3.4(b) other than Section 3.4(b)(vi) [Preferred Unit protective provisions]; and
(iii)a “Third Tier Breach” means (1) a material and intentional breach by the Company of (A) Section 3.4(b) other than Section 3.4(b)(vi) [Preferred Unit protective provisions], or (B) Section 3.4(c) [Restrictions on Encumbrances] or (2) the failure, for any reason, to fully redeem all Series A Preferred Units in cash, when and as required pursuant to this Agreement.
(b)Upon a First Tier Breach, the Company shall have 45 days (provided that if the Company is working in good faith to cure any such First Tier Breach, OIC may grant a 45-day extension of such time period, not to be unreasonably withheld or delayed, or such longer period as may otherwise be agreed to by OIC Member) to cure such breach to the extent curable.

If any First Tier Breach remains uncured after such applicable period or otherwise becomes uncurable, the then applicable Preferred Distribution Rate shall be increased by [***]% per annum until cured or otherwise rectified; provided that in no event shall the Preferred Distribution Rate exceed [***]% as a result of this Section 3.8(b) or Section 3.8(c).
(c)Upon a Second Tier Breach, the Company shall have 45 days (provided that if the Company is working in good faith to cure any such Second Tier Breach, OIC may grant a 45-day extension of such time period, not to be unreasonably withheld or delayed, or such longer period as may otherwise be agreed to by OIC Member) to cure such breach to the extent curable. If any Second Tier Breach remains uncured after such applicable period or otherwise becomes uncurable, (i) the then applicable Preferred Distribution Rate shall be increased by [***]% per annum until cured or otherwise rectified; provided that in no event shall the Preferred Distribution Rate exceed [***]% as a result of this Section 3.8(c) or Section 3.8(b) and (ii) all Preferred Distributions thereafter shall be required to be Preferred Cash Distributions.
(d)Upon a Third Tier Breach, the Company shall have 45 days (provided that if the Company is working in good faith to cure any such First Tier Breach, OIC may grant a 45-day extension of such time period, not to be unreasonably withheld or delayed, or such longer period as may otherwise be agreed to by OIC Member) to cure such breach to the extent curable; provided that such cure period shall not apply to any Third Tier Breach under clause (2) in the definition thereof. If any Third Tier Breach remains uncured after such applicable period or otherwise becomes uncurable (or is of a type contemplated by clause (2) in the definition of Third Tier Breach), then OIC Member shall be afforded the Default Forced Sale Remedy. “Default Forced Sale Remedy” shall mean the right of OIC Member to invoke a Forced Sale pursuant to and in accordance with Section 8.8.
Article 4
CAPITAL CONTRIBUTIONS
Section 4.1Capital Contributions. As of the Effective Date, pursuant to the Contribution Agreement, each Initial Member has made (or has been deemed to have made) the initial Capital Contributions set forth in the Contribution Agreement (in the case of the Common Members) or on Schedule 1 (in the case of the Preferred Members). Except as set forth in Section 4.2, no Member has any obligation to make any additional Capital Contribution to the Company.
Section 4.2Preferred Members Capital Commitment.
(a)Overview. As of the Effective Date, the Preferred Members have a capital commitment equal to $1.00 with respect to each Series A Preferred Unit, for an aggregate capital commitment of $300,000,000.00 (the “Preferred Members Capital Commitment”), which is subject to being called and contributed in the following tranches: (i) $35,000,000.00 (the “Tranche 1 Commitment”), all of which Tranche 1 Commitment has been funded on the Effective Date, (ii) $57,000,000.00 (the “Tranche 2 Commitment”), and (iii) $208,000,000.00 (the “Subsequent Funding Commitment”), in each case subject to adjustment as provided in this Section 4.2. Notwithstanding anything to the contrary, at the end of the Availability Period, any remaining portion of the Tranche 2 Commitment and the Subsequent Funding Commitment shall expire and, except with respect to any such portion subject to a Capital Call duly issued during the Availability Period and required to be funded pursuant to this Section 4.2, no longer be required to be funded by the Preferred Members following the end of the Availability Period.
(b)Tranche 1 Commitment. As of the Effective Date, in connection with the funding of the Capital Contributions with respect to the Tranche 1 Commitment, $16,000,000.00 (the “Tranche 1 Recapitalization”) of the Capital Contributions with respect to the Tranche 1 Commitment shall be paid to Energy Vault Member (or its Affiliates) as a reimbursement for previously funded cash and cash-backed security instruments with respect to the Company and/or the Calistoga Project, the Cross Trails Project or other projects of the Company.
(c)Tranche 2 Commitment.
(i)Subject to the other terms of this Section 4.2, the Company may submit, during the Availability Period, capital calls in the form attached as Exhibit B (a “Capital Call”) to each Preferred Member to make Capital Contributions to the Company in an amount, with respect to any given Capital Call, equal to at least $25,000,000.00 (unless a lower amount is consented to by the OIC Member) and up to the then-unfunded portion of the Tranche 2 Commitment (pro rata according to such Preferred Member’s then unfunded portion of the Tranche 2 Commitment).
(ii)In connection with each such Capital Call in respect of the Tranche 2 Commitment, the Company shall deliver to each Preferred Member: (1) a certificate, signed by an authorized representative of the Company, certifying that each of the conditions set forth on Annex A (each, a “Capital Call Condition”) have been satisfied as of the time the Capital Call is delivered to each Preferred Member (or will be satisfied simultaneously with the making of the Capital Contributions in respect of such Capital Call); and (2) copies of all agreements, documents, instruments and arrangements contemplated by the Capital Call Conditions, and such other information in respect of such Capital Call (and the Capital Call Conditions) as may be reasonably requested by each such Preferred Member (all such information, collectively, the “Tranche 2 Capital Call Support Materials”).
(iii)Each Preferred Member shall have 10 Business Days to review the Tranche 2 Capital Call Support Materials, during which it may ask such questions and clarifications as may be reasonably necessary to confirm the Capital Call Conditions have been satisfied and that otherwise the Company is in compliance in all material respects with this Agreement (such 10 Business Day period, the “Tranche 2 Capital Call Review Period”).
(iv)Subject to the satisfaction of each Capital Call Condition at or prior to the date on which the applicable Capital Contribution is to be made (or with respect to an applicable Preferred Member, waived by such Preferred Member), each Preferred Member shall make Capital Contributions in accordance with the instructions in each Capital Call on the date specified therein, which date shall not be less than 10 Business Days following the Tranche 2 Capital Call Review Period. Notwithstanding the foregoing, in no event shall the OIC Member be obligated to fund a Capital Call unless the making of Capital Contributions with respect thereto have received final approval of the OIC Member’s equity investment committee.
(v)If the Company achieves each of the milestones set forth on Exhibit C (the “Milestone Achievements”), then promptly following or in connection with the funding of Capital Contributions with respect to the first Capital Call of the Tranche 2 Commitment occurring after achievement of all Milestone Achievements, an amount equal to the sum of $16,000,000.00 (such amount, the “Tranche 2 Recapitalization”) of such Capital Contributions shall be paid to Energy Vault Member (or its Affiliates) as a reimbursement for previously funded cash and cash-backed security instruments with respect to the Company and/or the Calistoga Project, the Cross Trails Project or other projects of the Company. If the Company fails to achieve any of the Milestone Achievements, the aggregate Tranche 2 Commitment shall be reduced by an amount equal to the Tranche 2 Recapitalization (with such reduction applying to each

Preferred Member pro rata according to such Preferred Member’s then unfunded portion of the Tranche 2 Commitment).
(d)Subsequent Funding Commitment.
(i)Subject to the other terms of this Section 4.2, the Company may submit, during the Availability Period, but solely to the extent that each Preferred Members unfunded portion of the Tranche 2 Commitment is zero (after giving effect to any reduction thereto contemplated by Section 4.2(c)(v), Capital Calls from time to time to each Preferred Member to make Capital Contributions to the Company in an amount, with respect to any given Capital Call, equal to at least $25,000,000.00 (unless a lower amount is consented to by the OIC Member) and up to the then-unfunded portion of the Subsequent Funding Commitment (pro rata according to such Preferred Member’s then unfunded portion of the Subsequent Funding Commitment).
(ii)In connection with each such Capital Call in respect of the Subsequent Funding Commitment, the Company shall deliver to each Preferred Member: (1) a certificate, signed by an authorized representative of the Company, certifying that each of the Capital Call Conditions have been satisfied as of the time the Capital Call is delivered to each Preferred Member (or will be satisfied simultaneously with the making of the Capital Contributions in respect of such Capital Call); and (2) copies of all agreements, documents, instruments and arrangements contemplated by the Capital Call Conditions, and such other information in respect of such Capital Call (and the Capital Call Conditions) as may be reasonably requested by each such Preferred Member (all such information, collectively, the “Subsequent Funding Capital Call Support Materials”).
(iii)Each Preferred Member shall have 10 Business Days to review the Subsequent Funding Capital Call Support Materials, during which it may ask such questions and clarifications as may be reasonably necessary to confirm the Capital Call Conditions have been satisfied and that otherwise the Company is in compliance with this Agreement (such 10 Business Day period, the “Subsequent Funding Capital Call Review Period”).
(iv)Subject to the satisfaction of each Capital Call Condition at or prior to the date on which the applicable Capital Contribution is to be made (or with respect to an applicable Preferred Member, waived by such Preferred Member), each Preferred Member shall make Capital Contributions in accordance with the instructions in each Capital Call on the date specified therein, which date shall not be less than 10 Business Days following the Subsequent Funding Capital Call Review Period. Notwithstanding the foregoing, in no event shall the OIC Member be obligated to fund a Capital Call unless the making of Capital Contributions with respect thereto have received final approval of the OIC Member’s equity investment committee.
(e)For the avoidance of all doubt, any obligation of the OIC Member to make Capital Contributions with respect to any Capital Call shall be subject to the receipt by such OIC Member of final approval to make such Capital Contributions by the OIC Member’s equity investment committee. Except as set forth in this Section 4.2(e), there shall be no recourse by the Company or the Energy Vault Member against the OIC Member for failure to fund a Capital Call due to failure to obtain any such final approval or otherwise. The sole recourse of any of the parties hereto in respect of the OIC Member failing to make a Capital Contribution in respect of a Capital Call shall be (i) the Company may at any time thereafter, at its option, transfer to the Energy Vault Member or any of its Affiliates, for no consideration, the assets of the Company relating solely to the Capital Call Project for which OIC Member failed to make any Capital

Contribution that were identified as for such Capital Call Project at the time of their contribution to the Company or when or as acquired in accordance with the Annual Budget or Development Expenditure Budget (in each case, as reasonably demonstrated on the books and records of the Company), and (ii) the allowance of the Energy Vault Member and its Affiliates (other than the Company and its Subsidiaries) to pursue the Capital Call Project independent of and outside of the ownership by the Company. If the OIC Member’s equity investment committee declines to give final approval to three proposed Capital Calls that otherwise meet all applicable conditions for such Capital Calls, Energy Vault’s obligations to present project opportunities to the Company shall cease.
(f)Notwithstanding the minimum capital call requirements (e.g., $25,000,000) and the processes and conditionality with respect to the fundings of the Tranche 2 Commitment and Subsequent Funding Commitment, the Company and OIC Member may mutually agree, subject to final approval of OIC Member’s equity investment committee, for OIC Member to make Capital Contributions to the Company of up to $5,000,0000 or an amount agreed to by OIC Member for the purpose of supporting development expenses in accordance with the then-applicable or to be revised and mutually agreed Development Expenditure Budget. Any such Capital Contributions made by the OIC Member pursuant to this Section 4.2(f) shall first reduce any remaining Tranche 2 Commitment (but not below $0), and then, to the extent not used in reducing the Tranche 2 Commitment, the Subsequent Funding Commitment (such that immediately following such reduction the sum of all Capital Contributions made by OIC Member, any remaining Tranche 2 Commitment and any remaining Subsequent Funding Commitment equals the Preferred Members Capital Commitment.
Section 4.3Use of Proceeds.
(a)General. Capital Contributions made by the Preferred Members in respect of the Series A Preferred Units may be used, subject to conformity with then applicable Approved Company Budgets and otherwise in accordance with this Agreement, for the following purposes, without limitation:
(i)funding construction equity of energy storage projects and payment of each of the Tranche 1 Recapitalization, and Tranche 2 Recapitalization, as applicable;
(ii)acquisitions and/or similar exclusive arrangements to acquire or jointly develop energy storage projects (either via development fee agreements or development expense reimbursement);
(iii)minority investments in energy storage projects; provided that such investments are structured to be senior in right of payment to the other equity invested in the project or have preferential terms surrounding distribution of ITC-related proceeds upon completion;
(iv)up to the lower of (A) $20,000,000.00 in the aggregate and (B) one-third of the Capital Contributions funded pursuant to a Capital Call may be used for funding development or acquisition of energy storage projects deemed investable in accordance with the methodology set forth on Exhibit E prior to a full notice to proceed (which limit shall be refreshed upon any such project reaching notice to proceed);
(v)funding fees and expenses related to any transaction or arrangement contemplated by clauses (i) through (iv) above;

(vi)normal course third-party bonding or security requirements associated with an EPC Contract or other service providers; and
(vii)payments pursuant to the Tax Sharing Agreement.
Section 4.4Return of Capital Contributions. Except as provided in Article 5 and Article 8, a Member is not entitled to the return of any part of its Capital Contributions or to be paid interest in respect of its Capital Contributions. An unrepaid Capital Contribution is not a liability of the Company or of any Member. A Member is not required to contribute or to lend any cash or property to the Company to enable the Company to return any Member’s Capital Contributions.
Section 4.5Advances by Members. Subject to Section 3.4(b), any Member may, with the consent of the Board, advance (as a loan and not as a Capital Contribution) monies to or on behalf of the Company on such terms as the Board and such Member mutually agree.
Article 5
DISTRIBUTIONS; ALLOCATIONS
Section 5.1Preferred Distributions.
(a)Commencing on the Series A Original Issue Date and ending on the date on which the applicable Series A Preferred Unit(s) have been redeemed in full pursuant to Article 8, the holders of Series A Preferred Units shall be entitled to receive cumulative preferential distributions in respect of such Series A Preferred Units (“Preferred Distributions”), which shall be paid as set forth in this Section 5.1 on each Preferred Distribution Payment Date, in the applicable amount set forth in this Section 5.1. Preferred Distributions shall accrue daily on the sum of the Par Amount and all Preferred PIK Amounts for each such Series A Preferred Unit at the Preferred Distribution Rate.
(b)Subject to Section 8.8, Preferred Distributions that accrue during the Optional PIK Period shall, at the election of the Board, either (i) be paid in cash (“Preferred Cash Distributions”) or (ii) be paid in kind and be Preferred PIK Amounts. If the Company fails to make such election prior to the applicable Preferred Distribution Payment Date, such Preferred Distributions shall be paid in kind and be Preferred PIK Amounts.
(c)Subject to Section 8.8, Preferred Distributions that accrue following the Optional PIK Period shall, at the election of the Board, either (i) be paid in cash and be Preferred Cash Distributions or (ii) be paid in kind and be Preferred PIK Amounts; provided that at least two-thirds of the Preferred Distributions that accrue during any Preferred Distribution Period following the Optional PIK Period shall be paid in cash and be Preferred Cash Distributions and no more than one-third of the Preferred Distributions that accrue during any Preferred Distribution Period following the Optional PIK Period shall be paid in kind and be Preferred PIK Amounts. If the Company fails to make such election prior to the applicable Preferred Distribution Payment Date, two-thirds of such Preferred Distributions for the applicable Preferred Distribution Period shall be paid in cash and be Preferred Cash Distributions and one-third of such Preferred Distributions for the applicable Preferred Distribution Period shall be paid in kind and be Preferred PIK Amounts.
(d)Any Preferred Cash Distributions shall be payable by wire transfer of immediately available funds on the applicable Preferred Distribution Payment Date to the Preferred Members; provided that if such Preferred Distribution Payment Date is not a Business Day, such payment shall be payable on the next succeeding Business Day. Preferred PIK Amounts will be compounded, effective immediately before 5:00 p.m. Los Angeles, California time on the related Preferred Distribution Payment Date, with any prior Preferred PIK Amounts of such Series A Preferred Unit by adding to the sum thereof. Such compounding will occur automatically upon the Preferred Distribution Payment Date with respect to such Preferred PIK Amounts without the need for any action on the part of the Company, the Board or any other Person.
Section 5.2Common Distributions. For so long as any Series A Preferred Units remain outstanding, no distributions (other than Pre-Investment ITC Amounts) shall be declared or paid in respect of any Common Units. It is acknowledged and agreed that the Company may distribute Pre-Investment ITC Amounts to the holders of Common Units at any time; provided any such distribution is made promptly following the receipt by the Company (or its Subsidiaries) thereof, and it is likewise acknowledged that the Company may not distribute proceeds from the issuance of tax equity or sale or transfer of ITCs other than the Pre-Investment ITC Amounts to the holders of Common Units at any time the Series A Preferred Units remain outstanding; provided further that for the avoidance of doubt, payments pursuant to the Tax Sharing Agreement shall not be deemed to be distributions in respect of the Common Units for purposes of this Section 5.2. At any time following the redemption in full of the Series A Preferred Units, the Board may, in its sole discretion, make distributions of cash and other property to Members holding Common Units, pro rata in accordance with the number of Common Units owned by each such Member, at any time or from time to time.
Section 5.3Limitation Upon Distributions. No distribution shall be declared and paid if such distribution would violate the Act.
Section 5.4Withholding and Other Tax Payments by the Company. The Company may withhold from distributions (or portions thereof) if it is required to do so by any applicable Law, and each Member hereby authorizes the Company to withhold or pay on behalf of or with respect to such Member any amount of taxes that the Board determines, in good faith, that the Company is required to withhold or pay with respect to any amount distributable to such Member pursuant to this Agreement. For all purposes under this Agreement, any amounts withheld or paid with respect to a Member pursuant to this Section 5.4 shall offset any distributions to which such Member is entitled concurrently with such withholding or payment and shall be treated as having been distributed to such Member pursuant to this Section 5.4 at the time such offset is made. To the extent that the amount of such withholding or payment exceeds the distributions to which such Member is entitled concurrently with such withholding or payment, the amount of such excess (1) shall be promptly paid to the Company by the Member on whose behalf such withholding or payment is required to be made; provided, however, that any such payment shall not be treated as a Capital Contribution and shall not reduce the amount that a Member is otherwise obligated to contribute to the Company, or (2) to the extent not so paid, shall be considered a loan from the Company to such Member, with interest accruing at the greater of (i) the applicable underpayment rate for such period, as specified in Section 6621 of the Code, and (ii) the primary rate of interest then publicly quoted by J.P. Morgan Chase & Co. until paid or satisfied in full, and shall offset and be satisfied out of distributions to which such Member would otherwise be subsequently entitled (and to the extent satisfied out of such distributions, such amounts shall be treated as distributed to such Member at the time of such satisfaction). Any determinations made by the Board pursuant to this Section 5.4 shall be binding upon the Members; provided that advanced notice of any withholding obligation with respect to a Preferred Member (except as a result of a failure to deliver a valid U.S. Internal Revenue Service Form W-9) shall be provided to such Preferred Member, and the Board and such Preferred Member shall discuss and work in good faith to limit any such withholding obligation to the extent permitted under applicable law. Each Member shall furnish to the Company on or prior to its admission as a Member, a valid U.S. Internal Revenue Service Form W-9 (and shall provide an updated U.S. Internal Revenue Service Form W-9, as applicable, as necessary in the event the previously provided form ceases to be valid).

Section 5.5Closing Member Indebtedness. As of the Effective Date, certain Subsidiaries of the Company have Indebtedness obligations to Energy Vault Member (or an Affiliate of Energy Vault Member, other than the Company and its Subsidiaries) (the “Closing Member Indebtedness”). While any Preferred Units remain outstanding, neither the Company, nor any Subsidiary of the Company shall make any payment in satisfaction of the Closing Member Indebtedness except to the extent of the Pre-Investment ITC Amounts (but only if and when received), the Tranche 1 Recapitalization (but only if any when such amounts are entitled to be paid) and the Tranche 2 Recapitalization (but only if and when such amounts are entitled to be paid). Upon the reasonable request of OIC Member, Energy Vault Member shall enter into a customary subordination agreement subordinating rights to the payment of the Closing Member Indebtedness to the distribution rights of the Series A Preferred Units, other than to the extent set forth in this Section 5.5.
Article 6
TRANSFERS
Section 6.1General Rules.
(a)No Member may Transfer all or any portion of its Units (or permit to occur with respect to such Member a Transfer) without (i) obtaining the advance written approval of the Board (except in the case of (A) a Permitted Transfer, (B) a Transfer to the Company or another Member by a Preferred Member, or (C) a Transfer by a Preferred Member following a Failed Process or invocation of the Springing Governance Rights), and (ii) otherwise complying with the terms of this Article 6. Any attempted Transfer that is not in accordance with this Article 6 shall be, and is hereby declared, null and void ab initio.
(b)For so long as any Series A Preferred Units remain outstanding, no Member shall Transfer all or any of its Preferred Units to any transferee that (i) is not a “United States person” (within the meaning of Code Section 7701(a)(30)) that is able to provide a valid U.S. Internal Revenue Service Form W-9, unless and until the Springing Governance Rights have been invoked, or (ii) is a Prohibited Foreign Entity.
(c)The Members agree that a breach of the provisions of this Article 6 may cause irreparable injury to the Company and the Members for which monetary damages (or other remedy at law) are inadequate in view of (i) the complexities and uncertainties in measuring the actual damages that would be sustained by reason of the failure of a Person to comply with such provisions and (ii) the uniqueness of the Company’s business and the relationship among the Members. Accordingly, the Members agree that the provisions of this Article 6 may be enforced by specific performance, injunction or other equitable relief.
Section 6.2Conditions to Transfers; Continued Applicability of Agreement.
(a)As a condition to any Transfer permitted under this Agreement (including Permitted Transfers), any transferee of Units shall be required to become a party to this Agreement, by executing (together with such Person’s spouse, if applicable) an Adoption Agreement. If any Person acquires Units from a Member in a Transfer, notwithstanding such Person’s failure to execute an Adoption Agreement in accordance with the preceding sentence (whether such Transfer resulted by operation of law or otherwise), such Person shall be bound by and such Units shall be subject to this Agreement as if such Units were still held by the transferor. Any Preferred Member that Transfers Units prior to the satisfaction in full of its portion of the Preferred Members Capital Commitment shall, for the avoidance of doubt, remain liable for such Preferred Members Capital Commitment amount notwithstanding such Transfer unless the Company accepts (not to be unreasonably withheld) a binding commitment of such transferee to accept the obligation of such portion of the outstanding Preferred Members Capital

Commitment. Notwithstanding anything to the contrary, the rights of the Preferred Members or OIC Member, including any rights granted to the Preferred Members or OIC Member hereunder by name shall not be assignable or otherwise transferable.
(b)No Units may be Transferred by a Person (other than pursuant to an effective registration statement under the Securities Act or pursuant to a Permitted Transfer) unless the transferee first delivers to the Company, at the transferring Member’s sole cost and expense, evidence reasonably satisfactory to the Company (such as an opinion of counsel in customary form) to the effect that such Transfer is not required to be registered under the Securities Act; provided, however, that the Company, with the approval of the Board, may waive any requirement to deliver a legal opinion under this Section 6.2(b).
Article 7
MANAGEMENT; OFFICERS
Section 7.1Management by Directors.
(a)The Company shall be managed by “managers” (as such term is used in the Act) according to the remaining provisions of this Article 7. Except with respect to certain consent or approval requirements provided (i) in this Agreement and (ii) by non-waivable provisions of the Act, no Member by virtue of having the status of a Member shall have any management power over the business and affairs of the Company or actual or apparent authority to enter into contracts on behalf of, or to otherwise bind, the Company. The “managers” are referred to as “Directors” throughout this Agreement. The business and affairs of the Company shall be managed by the Directors elected in accordance with Section 7.2 and acting exclusively through the Board of Directors of the Company (the “Board”) in accordance with this Agreement. To the extent that the Board designates Officers pursuant to Section 7.6, the day-to-day activities of the Company shall be conducted on the Company’s behalf by the Officers, who shall be agents of the Company.
(b)In addition to the powers that now or hereafter can be granted under the Act and to all other powers granted under any other provision of this Agreement, subject to any consent or approval of the Members expressly required by this Agreement and the other provisions of this Agreement, the Board shall have full power and authority to do all things on such terms as they may deem necessary or appropriate to conduct, or cause to be conducted, the business and affairs of the Company.
Section 7.2Board of Directors.
(a)Composition; Initial Directors.
(i)The Board shall consist of natural persons who need not be Members or residents of the State of Delaware. Subject to the remaining provisions of this Section 7.2 and Section 8.8, the Board shall consist of four Directors, and the Directors shall be designated by Energy Vault Member, as follows: (A) two general appointees (the “General Directors”), (B) one appointee who shall be the current Head of Asset Vault to the extent there is one or shall otherwise be left vacant (the “GM Director”), and (C) one Independent Director pursuant to Section 7.2(b). The General Directors shall initially be Akshay Ladwa and Marco Terruzzin, the GM Director shall initially be vacant, and the Independent Director shall initially be vacant. Energy Vault Member hereby ratifies and appoints the foregoing individuals as Directors as of the Effective Date. In the event that the foregoing Board designation rights are not fully exercised, the Board shall consist of the number of individuals actually designated pursuant to this Section 7.2(a)(i) or Section 8.8. Each Director shall have one vote.

(ii)Each individual designated to serve on the Board in accordance with this Section 7.2 or Section 8.8 shall serve until (A) a successor is duly designated by the Person or Persons authorized to designate such Director, (B) until his removal in accordance with Section 7.2(d) or Section 8.8, or (C) his earlier voluntary resignation, retirement, death or disability, as applicable; provided that the GM Director shall automatically be deemed removed as the GM Director if such Person’s employment, consulting or contractual arrangement with the Company is terminated.
(iii)The chairperson of the Board (the “Chairman”), if any, shall be designated by General Directors. The Chairman shall preside at all meetings of Members and the Board and shall perform such other duties as from time to time may be assigned by the Board.
(b)Independent Director.
(i)Until the earlier of (x) the consummation of a Forced Sale resulting in cash proceeds that are sufficient to, and actually used to, redeem in full the Series A Preferred Units at the Redemption Price, and (y) the redemption in full of the Series A Preferred Units in accordance with this Agreement, there shall be one Independent Director.
(ii)Notwithstanding anything to the contrary in this Agreement or under applicable law, the Company shall not, without the prior consent of the Independent Director, take any action to:
(A)file or consent to the filing of a voluntary petition for relief under Title 11 of the United States Code or any other federal or state bankruptcy, insolvency or similar law (a “Voluntary Bankruptcy Action”); or
(B)otherwise authorize or approve any Voluntary Bankruptcy Action.
(iii)The Independent Director shall not be removed or replaced, except for cause or as required under applicable law. Any resignation of the Independent Director shall not be effective without two Business Days’ prior written notice to the Members accompanied by evidence that the replacement Independent Director satisfies the applicable terms and conditions hereof and of any other applicable organizational documents. In the case of any other removal, replacement, or the death of the Independent Director, the Company shall appoint a new Independent Director as quickly as practicable.
(iv)The Independent Director shall have no management authority, voting rights, duties or responsibilities with respect to the Company or the Board (and shall not be entitled to participate in or receive notice of meetings other than as expressly contemplated by Section 7.2(f)) other than the right to approve or withhold approval of a Voluntary Bankruptcy Action.
(v)The Independent Director, in exercising its rights and performing their duties under this Agreement, shall have and owe to all Members (including Common Members) such fiduciary duties that a director of the Company would have to its shareholders if the Company were a corporation organized under the laws of the State of Delaware.

(c)Vacancies. Any vacancy created by the death, disability, retirement, voluntary resignation or proper removal (i.e., removal in accordance with Section 7.2(d) or Section 8.8) of any individual designated under Section 7.2(a) (a “Former Director”) shall be filled by a Person designated by Energy Vault Member in accordance with Section 7.2(a)(i). If at any time all Director positions are vacant, and such vacancies remain for thirty consecutive days, the one of the General Director positions shall be deemed filled in accordance with the following progression: (i) the then-current Chief Executive Officer of Energy Vault Parent, (ii) the then-current Chief Operating Officer of Energy Vault Parent, (iii) the then-current Chief Revenue Officer (or equivalent) of Energy Vault Parent, (iv) the then-current General Counsel of Energy Vault Parent, it being understood that each progression is only utilized to the extent the positions in prior progressions are likewise vacant.
(d)Removal. Except as otherwise provided in this Section 7.2(d) or Section 8.8, a Director designated in accordance with Section 7.2(a) may not be removed from the Board during his or her term of office except by Energy Vault Member (it being understood and agreed that Energy Vault Member shall be permitted to designate a different natural person; provided that, in the case of the Independent Director, such replacement is an Independent Director). Without limitation of the foregoing, it is the expectation of the Members that Akshay Ladwa and Marco Terruzzin will continue to serve as Directors so long as they remain service providers of Energy Vault Member full time and in the same capacities as of the Effective Date and are willing and able to serve as such.
(e)Directors’ Indemnification and Insurance. The Company shall indemnify all of the Directors to the extent set forth in Section 10.2. The Company shall use its best efforts to obtain, effective as of the Effective Date, and thereafter at all times maintain directors’ and officers’ liability insurance policies on terms and in amounts reasonably satisfactory to the Board, and all of the Directors shall be included as insureds under such policies.
(f)Quorum; Required Vote for Board Action. Subject to the other voting and quorum requirements applicable to the Board contained in this Agreement, a quorum for the transaction of business at a meeting of the Board shall exist when at least a majority of the Directors (excluding the Independent Director for purposes of determining the number of Directors then in office and present at such meeting) then in office are present in person (including by telephone or other equivalent means pursuant to which all participants can hear all other participants) or represented by proxy thereat. Except as otherwise set forth in this Agreement, all decisions of the Board shall require the affirmative vote of the Directors having a majority of the votes held by the Directors present in person (including by telephone or other equivalent means pursuant to which all participants can hear all other participants) or represented by proxy at any meeting of the Board at which a quorum is present (excluding the Independent Director for purposes of determining the number of Directors then in office and present at such meeting). If a quorum is not present at any meeting of the Board, the Directors present at such meeting may adjourn the meeting and such adjourned meeting shall be recalled immediately by the Chairman on at least three Business Days’ personal, written, or electronic notice (e.g., email) to each Director. Notwithstanding anything to the contrary in the foregoing and in accordance with Section 7.2(b)(iv), solely with respect to meetings discussing and actions regarding a Voluntary Bankruptcy Action with respect to the Company, a quorum for the transaction of business at such a meeting shall exist when at least a majority of the Directors then in office are present in person (including by telephone or other equivalent means pursuant to which all participants can hear all other participants) or represented by proxy thereat, and which majority includes the Chairman and the Independent Director, and all decisions of the Board at such a meeting with respect to a Voluntary Bankruptcy Action shall require the affirmative vote of the Directors having a majority of the votes held by the Directors present in person (including by telephone or other equivalent means pursuant to which all participants can hear all other participants) or represented by proxy at such a meeting at which such a quorum is present, and which majority includes the Independent Director.
(g)Meetings of the Board; Notices. The Board shall meet at least quarterly, unless otherwise approved by the Board. Regular meetings of the Board shall be held on such dates, and at such times and at such place or places within or without the State of Delaware, as shall be designated from time to time by the resolution of the Board. Special meetings of the Board may be called by the Chairman, if any, or by any two Directors, upon written notice. The Secretary shall give to the Directors at least three Business Days’ personal, written, or electronic notice (e.g., email) of any meetings of the Board, with such notice containing a statement of the purposes of any special meeting.
(h)Reimbursement; Compensation. All Directors shall be entitled to be reimbursed by the Company for their respective reasonable out-of-pocket costs and expenses incurred in the course of their services as Directors (including travel expenses).
(i)Committees of the Board.
(i)The Board may, by resolution passed by Directors having a majority of the votes of all of the Directors, designate one or more committees. Any such designated committee shall have and may exercise such of the powers and authority of the Board in the management of the business and affairs of the Company as may be provided in such resolution.
(ii)Any committee designated in accordance with this Section 7.2(i) shall choose its own chairperson, shall keep regular minutes of its proceedings and report the same to the Board when requested, shall fix its own rules or procedures (not inconsistent with the rules and procedures of the Board under this Agreement), and shall meet at such times and at such place or places as may be provided by such rules or procedures, or by resolution of such committee, except as otherwise provided in the resolution of the Board designating such committee. At every meeting of any such committee, the presence of the Directors holding a majority of the votes of all the members of such committee shall constitute a quorum, and the affirmative vote of the Directors having a majority of the votes of the members of such committee present in person (including by telephone) or represented by proxy at any meeting at which a quorum is present shall be necessary for the adoption of any resolution. If a quorum is not present at any meeting of a committee of the Board, the Directors present at such meeting may adjourn the meeting and such adjourned meeting shall be recalled immediately by the Chairman on at least three Business Days’ personal, written, or electronic notice (e.g., email) to each Director that is a member of such committee.
Section 7.3Board Observer. Prior to the redemption in full of the Series A Preferred Units, for so long as OIC Member (a) owns at least 50% of the Preferred Units initially acquired by OIC Member (adjusted for any Preferred Units redeemed by the Company pursuant to this Agreement), and (b) would not be deemed to be an “affiliate” of the Company under the precedent, policies, rules, and regulations promulgated by the Federal Energy Regulatory Commission as a result of such arrangement, the Company will permit and will invite two individuals designated from time to time by OIC Member (in such capacity, each, an “Observer”) to attend meetings of the Company’s Board and any committee thereof, whether such meetings are in-person, telephonic or otherwise, in a non-voting capacity, and the Company will provide to each Observer notices of all such meetings and copies of all materials provided to the members of the Board for such meeting when and as provided to the Directors, and shall provide to each Observer copies of any actions of the Board or any such committee to be taken by written consent no later than when and as such written consents are provided to the Directors for their execution; provided, however, that, in each case, each Observer shall hold in confidence all information so provided; and provided further, however, that, in each case, a majority of the members of the Board shall have the right to exclude any Observer from any meeting of the Board or portion thereof, or to omit any such information, if such members of the Board determine in good faith that such Observer’s access to any of the foregoing could adversely affect the attorney-client privilege between the Company or any of its Affiliates and its counsel or result in a material conflict of interest with the Company or any of its Affiliates. The Observers shall not be permitted to vote at any meeting of the Board or be counted for purposes of determining whether there is a sufficient quorum for the Board to conduct its business.
Section 7.4Meetings of the Members.
(a)Place of Meetings. All meetings of the Members shall be held at the principal office of the Company, or at such other place or places within or without the State of Delaware as shall be specified or fixed in the notices (or waivers of notice) thereof.
(b)Quorum; Required Vote for Member Action; Adjournment of Meetings. Except as expressly provided otherwise by this Agreement, or as may otherwise be required by any non-modifiable or non-waivable provision of the Act, the holders of a majority of the Common Units then outstanding and entitled to vote at such meeting of Members, present in person (including by telephone or other equivalent means pursuant to which all participants can hear all other participants) or represented by proxy thereat, shall constitute a quorum at any such meeting for the transaction of business, and the affirmative vote of a majority of those present shall constitute the act of the Members. The Members present at a duly organized meeting may continue to transact business until adjournment, notwithstanding the withdrawal of sufficient Members to destroy the quorum.
(c)Record Date.
(i)The Secretary shall give to the Members at least 10 days personal, written, or electronic notice (e.g., email) of any meetings of the Members of the Company. For the purpose of determining Members entitled to notice of or to vote at any meeting of Members, or any adjournment thereof, or entitled to consent to any matter, or for the purpose of any other lawful action, the Board may fix a record date, which record date shall not precede the date upon which the resolution fixing such record date is adopted by the Board, and which record date shall not be more than 60 nor less than 10 days prior to the date of such meeting. If no record date is fixed by the Board, the record date for determining Members entitled to notice of or to vote at a meeting of Members shall be the close of business on the day next preceding the day on which notice of such meeting is given, or, if notice is waived in accordance with this Agreement, the close of business on the day next preceding the day on which the meeting of Members is held.
(ii)A determination of Members of record entitled to notice of or to vote at a meeting of Members shall apply to any adjournment of the meeting; provided, however, that the Board may fix a new record date for the adjourned meeting.
(iii)If, in accordance with this Agreement, action without a meeting of Members is proposed to be taken in accordance with Section 7.4(c), the Board may fix a record date for determining Members entitled to consent in writing to such action, which record date shall not precede the date upon which the resolution fixing the record date is adopted by the Board, and which record date shall not be more than 10 days subsequent to the date upon which the resolution fixing the record date is adopted by the Board. If no record date has been fixed by the Board, the record date for determining Members entitled to consent to action in writing without a meeting shall be the first date on which a signed written consent setting forth the action taken or proposed to be taken is delivered to the Company by delivery to its registered office, its principal office, or to an Officer of the Company having custody of the book in which proceedings of meetings of Members are recorded.
(d)Control of Class. For so long as OIC Member holds at least 50% of the issued and outstanding Preferred Units, the approval, consent or authorization of OIC Member shall be deemed the approval, consent or authorization of the Preferred Members. For so long as Energy Vault Member holds at least 50% of the issued and outstanding Common Units, the approval, consent or authorization of Energy Vault Member shall be deemed the approval, consent or authorization of the Common Members.
Section 7.5Provisions Applicable to All Meetings. In connection with any meeting of the Board, any committee thereof or any meeting of the Members, the following provisions shall apply:
(a)Waiver of Notice Through Attendance. Attendance of a Person at such meeting (including attendance by telephone pursuant to Section 7.5(d)) shall constitute a waiver of notice of such meeting, except where such Person attends the meeting for the express purpose of objecting to the transaction of any business on the ground that the meeting is not lawfully called or convened.
(b)Proxies. A Director or committee member may vote at a Board or committee meeting by a written proxy executed by that Person and delivered to another Director or committee member. A Member entitled to vote at a Members’ meeting may vote at a Members’ meeting by a written proxy executed by that Person and delivered to the Secretary. A proxy shall be revocable unless it is stated to be irrevocable.
(c)Action by Written Consent. Any action required or permitted to be taken at such a meeting may be taken without a meeting and without a vote if a consent or consents in writing, setting forth the action so taken, is signed by the Directors, members of a committee of the Board or the Members, as applicable, having not fewer than the minimum number of votes that would be necessary to take the action at a meeting at which all Directors, all members of the committee or all of the Members, as applicable, entitled to vote on the action were present and voted.
(d)Meetings by Telephone. Directors, members of any committee of the Board, or the Members, as applicable, may participate in and hold any meeting by means of conference telephone, video conference or similar communications equipment by means of which all Persons participating in the meeting can hear each other, and the votes of any Directors, members of any committee of the Board, or the Members, as applicable, participating by conference telephone, video conference or similar communications equipment shall be given full effect. The Secretary shall facilitate such participation by each Director, committee member and Member by including in any notice of meeting conference telephone dial-in numbers, video conference links or similar information.
Section 7.6Officers.
(a)Officers. Subject to the authority of the Board, the day-to-day management and control of the Company, and its business and affairs shall be conducted or exercised by, or under the direction and authority of, the officers of the Company (the “Officers”). The Company may have such officers who hold such offices, may include those set forth in this Article 7, as may be determined from time to time by the Board. In addition to or in lieu of Officers, the Board may authorize any Person to take any action or perform any duties on behalf of the Company (including any action or duty reserved to any particular Officer) and any such Person may be referred to as an “authorized person”. An employee or other agent of the Company shall not be an authorized person unless specifically appointed as such by the Board.
(b)Election and Term. The names of certain initial Officers of the Company are as set forth in Section 7.6(c). The Board may remove and replace the Officers at such times as it deems advisable. The Board may elect, from time to time, such other Officers as the Board may determine, who may include a treasurer, a controller and one or more assistant treasurers and assistant secretaries. Each Officer shall serve until his or her successor is elected and qualified or until his or her earlier death, disability, retirement, voluntary resignation or proper removal.
(c)Duties. The duties and powers of the Officers shall be as follows:
(i)Chief Executive Officer. The Chief Executive Officer shall be the chief executive officer of the Company. He or she shall be primarily responsible for the general management of the business of the Company, for implementing the policies and directives of the Board and for effecting all orders and resolutions of the Board. The Chief Executive Officer shall have authority to make contracts on behalf of the Company in the ordinary course of the Company’s business, shall sign and deliver in the name of the Company any properly approved deeds, mortgages, bonds, contracts or other instruments pertaining to the business of the Company, except as otherwise delegated or provided by Law, shall preside at all meetings of the Members and the Board during the absence or inability of the Chairman, and shall perform such other duties as from time to time may be assigned by the Board.
(ii)Secretary. The Secretary, if the Company has a Secretary, shall attend all meetings of the Members, the Board and any committees of the Board, and shall prepare and maintain minutes or records of proceedings of all such meetings in a book to be kept for that purpose. The Secretary shall give, or cause to be given, such notice as may be required for all meetings of the Members, the Board and any committees of the Board, shall authenticate and certify records and proceedings of the Company, shall keep accurate membership records for the Company, and shall perform such other duties as may be assigned by the Board or the Chief Executive Officer.
(d)Compensation. Except for any fees, salaries or compensation expressly set forth in an employment agreement between the Company and an Officer, dated as of the Effective Date, no fees, salaries or compensation (including any severance) shall be awarded or paid to the Officers without the affirmative consent of the Board or in accordance with employment agreements, compensation or reimbursement policies adopted by the Board.
Article 8
REDEMPTION
Section 8.1Selection of Preferred Units to be Redeemed. If less than all of the Series A Preferred Units are to be redeemed at any time, the Series A Preferred Units shall be redeemed from each Preferred Member pro rata based on the aggregate Redemption Price of such Series A Preferred Units. If at any time the Company is required to redeem all of the Series A Preferred Units under the terms of this Agreement but is prohibited from doing so by applicable law, the Company shall redeem the maximum number of Series A Preferred Units that it may redeem consistent with applicable law, shall use commercially reasonable efforts to take such steps so as to remove such prohibitions and limitations so as to be able redeem all of the Series A Preferred Units and shall redeem the remaining Series A Preferred Units as soon as it may lawfully do so, in each case in accordance with the preceding sentence. Provisions herein that apply to Series A

Preferred Units called for redemption also apply to portions of Series A Preferred Units called for redemption. To the extent the Series A Preferred Units are certificated, upon surrender of a Series A Preferred Unit certificate that is redeemed in part, the Company shall issue a new Series A Preferred Unit certificate in accordance with Section 8.2(e).
Section 8.2Notice of Redemption. Subject to Section 8.1, the Company shall deliver a notice of redemption (a “Redemption Notice”) not more than 60 days nor less than 10 days before the applicable Redemption Date to each Preferred Member holding Series A Preferred Units to be redeemed. The notice shall identify the Series A Preferred Units to be redeemed (by holder thereof and in the aggregate) and shall state:
(a)the section of this Agreement pursuant to which the redemption shall occur;
(b)the Redemption Date;
(c)the Redemption Price of the Series A Preferred Units to be redeemed (individually and in the aggregate);
(d)solely in the case of a redemption pursuant to Section 8.7, if the Company is prohibited by applicable law from redeeming all of the Series A Preferred Units as required by Section 8.1, the portion of Series A Preferred Units to be redeemed on the Redemption Date;
(e)if the Series A Preferred Units are certificated, that the certificate representing the Series A Preferred Units, if any, called for redemption must be surrendered to the Company to collect the Redemption Price, the manner in which any such certificate(s) are to be surrendered to the Company and that, after the Redemption Date upon surrender of such Series A Preferred Units, a new certificate for such Series A Preferred Units equal to the unredeemed portion of the original Series A Preferred Units, if any, will be issued in the name of the Preferred Member upon cancellation of the original certificate representing such Series A Preferred Units;
(f)that, unless the Company defaults in making such redemption payment, any Series A Preferred Units called for redemption that are redeemed in full by the Company shall cease to accrue Preferred Distributions starting on and from the Redemption Date; and
(g)solely in the case of an optional redemption pursuant to Section 8.6, any condition precedent to such redemption in accordance with Section 8.3.
Section 8.3Conditions Precedent.
(a)Solely in the case of optional redemption in accordance with Section 8.6, such Redemption Notice, and the related redemption, may, at the Company’s discretion, be subject to one or more conditions precedent relating to the Company, including upon completion of any financing (equity, debt or otherwise) or other company transaction. In addition, if such redemption is subject to satisfaction of one or more conditions precedent, such Redemption Notice shall describe each such condition, and if applicable, shall state that, in the Company’s discretion, the Redemption Date may be delayed (but not more than 90 days) until such time as any or all such conditions shall be satisfied, or such redemption may not occur and such notice may be rescinded in the event that any or all such conditions shall not have been satisfied by the Redemption Date as stated in such notice, or by the Redemption Date as so delayed. The Company may provide in such Redemption Notice that payment of the Redemption Price and performance of the Company’s obligations in connection with such redemption may be performed by another Person; provided that the Company shall not, in any event, be relieved of any of its obligations under such redemption except to the extent actually performed or satisfied by such other Person upon the same terms as would be applicable to the Company hereunder.
(b)Any redemption pursuant to Section 8.6 and Section 8.7 shall be made pursuant to the provisions of Section 8.1 through Section 8.5.
Section 8.4Effect of Redemption Notice. Once a Redemption Notice is delivered to the Preferred Member in accordance with Section 8.2 hereof, the Redemption Price of the Preferred Units called for redemption shall become irrevocably due and payable upon the Redemption Date; provided that in the event that a Redemption Notice given in the case of an optional redemption in accordance with Section 8.6 sets forth any conditions precedent to such redemption as permitted by Section 8.3, the obligation of the Company to pay the Redemption Price (as it may be increased in accordance with the terms of this Agreement) shall be subject to the satisfaction of such conditions by the Redemption Date as stated in such Redemption Notice or by the Redemption Date as so delayed in accordance with Section 8.3. The Redemption Notice, if validly delivered, mailed or caused to be mailed in accordance with Section 13.4, shall be conclusively presumed to have been given.
Section 8.5Deposit of Redemption Price.
(a)The aggregate Redemption Price will be due and payable, and paid in cash by wire transfer of immediately available funds, to the respective Preferred Member on the applicable Redemption Date to an account designated in writing by the applicable Preferred Member. Prior to 5:00 p.m. Los Angeles, California time on the Redemption Date, the Company shall deposit with each Preferred Member money sufficient to pay the Redemption Price of all Series A Preferred Units of such Preferred Member to be redeemed on that Redemption Date. Any dispute as to the aggregate Redemption Price that is due and payable shall be resolved in accordance with Section 3.7(b).
(b)On and after the payment in full of the Redemption Price on the Redemption Date, Preferred Distributions shall cease to accrue on the Series A Preferred Units redeemed in full on such Redemption Date. If the Redemption Price for any Series A Preferred Unit called for redemption is not be paid in full on such Redemption Date, for any reason, without prejudice to any other rights or remedies that a Preferred Member may have at Law or in equity, such Series A Preferred Unit shall continue to be outstanding and shall entitle the Preferred Member to all of the rights, interests, powers, designations, preferences, protections, distributions, dividends and relative participating, optional or other special rights, qualifications, limitations or restrictions with respect thereto and, without limitation of the foregoing, Preferred Distributions shall continue to accrue thereon and the Redemption Price shall be adjusted to reflect the accrual of any such additional Preferred Distributions until such Series A Preferred Units are redeemed in full.
Section 8.6Optional Redemption. At any time following the Effective Date, the Company may, at its option, redeem some or all of the Series A Preferred Units for cash by wire transfer in immediately available funds, at the Redemption Price for the applicable Series A Preferred Units to be redeemed. Upon any Series A Preferred Unit receiving aggregate distributions in an amount sufficient to result in such Series A Preferred Unit receiving its Redemption Price, such Series A Preferred Units shall automatically be deemed to have been redeemed pursuant to this Section 8.6 and such Series A Preferred Unit shall no longer be outstanding for any purpose.

Section 8.7Mandatory Redemption.
(a)Immediately prior to or in connection with the consummation of a Sale Transaction or the occurrence of any Mandatory Redemption Event, the Company shall redeem all of the then-outstanding Series A Preferred Units for cash by wire transfer in immediately available funds, at the Redemption Price.
(b)Without limiting the other provisions of this Agreement, the Company shall use its reasonable best efforts to effect any redemption of the applicable Series A Preferred Units pursuant to this Section 8.7 on the applicable Redemption Date. In the event that all such Series A Preferred Units are not redeemed on the applicable Redemption Date, the Company shall continue to use such reasonable best efforts, and at any time thereafter when additional funds of the Company are legally available to redeem such Series A Preferred Units in accordance with the Act, the Company shall immediately use such funds to redeem the balance of the Series A Preferred Units that the Company became obligated to redeem on the Redemption Date (but which it has not yet redeemed) at the Redemption Price.
Section 8.8Forced Sale.
(a)Forced Sale. At any time on or following (i) the sixth anniversary of the Effective Date, or (ii) the occurrence of a Default Forced Sale Remedy, to the extent that the Series A Preferred Units have not been redeemed in full, OIC Member may direct the Company to engage in a process in accordance with this Section 8.8 by delivering written notice to the Company (such notice, a “Forced Sale Notice”). Upon the Company’s receipt of a Forced Sale Notice and otherwise subject to Section 8.8(b), the Company shall use its reasonable best efforts to promptly commence and diligently pursue a process (including selecting a nationally recognized investment banking firm having experience in the industry in which the Company is engage to assist the Company in such process) to (i) sell all of the Units and other Equity Securities of the Company, (ii) sell substantially all of the business assets of the Company, including substantially all of the Equity Securities of its Subsidiaries, or (iii) otherwise engage in any Sale Transaction or financing transaction that would result in the redemption in full of the Series A Preferred Units (each, a “Forced Sale”). In connection with any Forced Sale process controlled by OIC Member following the occurrence of the Springing Governance Rights, OIC Member shall use good faith efforts to structure any Forced Sale to avoid ITC recapture. If, following the occurrence of the Springing Governance Rights, the Board approves a Forced Sale (a “Springing Governance Forced Sale”), each Common Member shall take all actions in connection with the consummation of such approved Forced Sale as reasonably requested by the Board, including, the execution of such agreements, documents, instruments and other actions reasonably necessary to consummate the Sale Transaction and, solely to the extent required, voting in favor of or otherwise consent to and approving such Sale Transaction. Each Common Member hereby appoints the secretary of the Company (as designated by the Board following invocation of the Springing Governance Rights) as such Common Member’s proxy and attorney-in-fact with respect to all Common Units held by such Common Member solely to vote such Common Units in favor of a Springing Governance Forced Sale and to take such actions necessary to carry out the effects of this Section 8.8(a). The foregoing grant of proxy and attorney-in-fact are coupled with an interest and shall be irrevocable through the term of this Agreement. It is the intent of the Members that each Common Member shall not have any right to vote on or otherwise consent to a Springing Governance Forced Sale, and each Common Member hereby waives any dissenter’s rights, appraisal rights or similar rights with respect to any Springing Governance Forced Sale.
(b)Accelerated Forced Sale. If at the end of the Availability Period, no Capital Contributions have been funded with respect to the Tranche 2 Commitment or the Subsequent Funding Commitment, to the extent that the Series A Preferred Units have not been redeemed in full, OIC Member may direct the Company to either, at the Company’s option, (i) redeem in full the Series A Preferred Units pursuant to Section 8.6 or (ii) engage in a Forced Sale or a refinancing of OIC Member’s Capital Contributions with respect to the then-outstanding Series A Preferred Units held by OIC Member, by delivering a Forced Sale Notice to the Company.
(c)Remedies. If the Company fails to consummate a Forced Sale within nine months following receipt of the Forced Sale Notice (such failure, a “Failed Process”), then, notwithstanding anything to the contrary in this Agreement, any or all or a combination of the following may occur at the election of OIC Member (for the avoidance of doubt, clauses (i) and (ii) of this Section 8.8 shall occur automatically upon a Failed Process) until the Series A Preferred Units have been redeemed in full: (i) the Preferred Distribution Rate shall be increased by [***]% and Preferred Distributions shall become fully payable in cash on each Preferred Distribution Payment Date thereafter; (ii) the MOIC in prong (a) within the definition of Base Return shall be increased by [***]x (e.g., from [***]x to [***]x) with respect to any Series A Preferred Units not redeemed prior to the Failed Process; and (iii) OIC Member may remove, replace, designate and/or appoint a majority of the Directors to the Board until the earlier of (x) the consummation of a Forced Sale resulting in cash proceeds that are sufficient to, and actually used to, redeem in full the Series A Preferred Units at the Redemption Price, and (y) the redemption in full of the Series A Preferred Units in accordance with this Agreement (such right to designate Directors, the “Springing Governance Rights”).
(d)Redemption Following Forced Sale. In connection with any Forced Sale consummated in accordance with this Section 8.8, the Company shall promptly following such Forced Sale use any available funds received from the Forced Sale to first redeem the outstanding balance of the Series A Preferred Units at the Redemption Price.
(e)Fiduciary Duties. From and after the delivery of a Forced Sale Notice until all Series A Preferred Units are redeemed in full in cash in accordance with this Agreement and with the express intent to override Section 9.6(a), all Directors, including for the avoidance of doubt each then-seated Director, subsequent seated Director and any Director appointed in accordance with the invocation of the Springing Governance Rights, shall have and owe to all Members (including Common Members) such fiduciary duties that a director of the Company would have to its shareholders if the Company were a corporation organized under the laws of the State of Delaware.
Section 8.9No Conversion; Effect of Redemption. Preferred Units shall not be convertible, converted, exchanged, reclassified or restructured into any other securities of the Company or any other Person. Any Series A Preferred Units that are redeemed or otherwise acquired by the Company in accordance with this Agreement shall be automatically and immediately cancelled and retired and shall not be reissued, sold or transferred. Upon the redemption of any Series A Preferred Units in accordance with this Agreement, the former holder thereof shall cease to have any rights with respect to such Series A Preferred Units, including any rights granted to a holder of Series A Preferred Units hereunder by name (for example, rights of OIC Member), but solely with respect to such redeemed Series A Preferred Units.

Article 9
ADDITIONAL COVENANTS
Section 9.1Reports. The Company shall deliver the following reports and information to OIC Member, for so long as OIC Member, directly and/or indirectly through its Affiliates, holds Series A Preferred Units:
(a)(i) Beginning with the fiscal year ending December 31, 2026, if the Company is then treated as a member of a consolidated group of which Energy Vault Parent is the common parent pursuant to GAAP, as soon as available and in any event within 45 days after the audited consolidated and consolidating balance sheet of Energy Vault Parent (the “Energy Vault Parent Audit”) is finalized for each Fiscal Year, and solely to the extent that the Company and its Subsidiaries is not subject to segment reporting in the Energy Vault Parent Audit, an audited consolidated and consolidating balance sheet of the Company and its Subsidiaries as of the end of such Fiscal Year and the related audited consolidated and consolidating statements of operations, members’ equity and cash flows for such Fiscal Year, and (ii) if the Company is not so treated as a member of such consolidated group, as soon as available and in any event within 90 days after the end of each Fiscal Year, an audited consolidated and consolidating balance sheet of the Company and its Subsidiaries as of the end of such Fiscal Year and the related audited consolidated and consolidating statements of operations, members’ equity and cash flows for such Fiscal Year, in each case setting forth in each case in comparative form the figures for the previous Fiscal Year, prepared in accordance with GAAP applied on a consistent basis. For the avoidance of doubt, within 90 days after December 31, 2025, the Company shall deliver to OIC Member an audited consolidated and consolidating balance sheet of the Company and its Subsidiaries as of the end of the Fiscal Year then ended and the related audited consolidated and consolidating statements of operations, members’ equity and cash flows for the period beginning on the Effective Date though the end of such Fiscal Year.
(b)As soon as available and in any event within 45 days after the end of each Fiscal Year, an unaudited consolidated and consolidating balance sheet of the Company and its Subsidiaries as of the end of such Fiscal Year and the related unaudited consolidated and consolidating statements of operations, members’ equity and cash flows for such Fiscal Year, setting forth in each case in comparative form the figures for the previous Fiscal Year, prepared in accordance with GAAP applied on a consistent basis.
(c)As soon as available and in any event within 45 days after the end of each of the first three fiscal quarters of each Fiscal Year, an unaudited consolidated and consolidating balance sheet of the Company and its Subsidiaries as of the end of such fiscal quarter and the related unaudited consolidated and consolidating statements of operations, members’ equity and cash flows for such fiscal quarter (in each case, which shall be subject to revision at the end of the applicable Fiscal Year).
(d)As soon as available and in any event within 30 days after the end of each calendar month, an unaudited consolidated and consolidating balance sheet of the Company and its Subsidiaries as of the end of such fiscal month and the related unaudited consolidated and consolidating statements of operations, members’ equity and cash flows for such fiscal month (in each case, which shall be subject to revision at the end of the applicable Fiscal Year).
(e)In conjunction with each funding of any amount of the Tranche 1 Commitment, each funding of any amount of the Tranche 2 Commitment, and each funding of any amount of the Subsequent Funding Commitment, and within 45 days after the end of each fiscal quarter in which none of the foregoing fundings have occurred, an unaudited updated Energy Vault Holdings Inc cash flow forecast in materially the same format as [***] or as otherwise mutually agreed by EV Member and OIC Member.

(f)Upon request, any other information reasonably requested by OIC Member; provided, however, that (i) there is a valid business purpose for requesting such information, (ii) the provision of such information does not unreasonably disrupt the business of the Company, and (iii) OIC Member keeps such information confidential in accordance with Section 9.5.
Section 9.2Inspection Rights; Visitation Rights.
(a)OIC Member, or its duly authorized representatives, shall be permitted, during normal business hours and upon reasonable advance notice to the Company, to (i) visit and inspect any of the properties of the Company and the Subsidiaries Controlled by the Company, including the books, records, contracts and agreements of the Company and the Subsidiaries Controlled by the Company for any proper purpose and make copies thereof, and (ii) meet or otherwise communicate with any of the officers or other members of key management of the Company and any of the Subsidiaries Controlled by the Company. All reasonable out-of-pocket costs incurred in such inspection will be borne by OIC Member.
(b)The provisions of Section 9.1 shall be in lieu of any rights which OIC Member may have with respect to the books and records of the Company and the Subsidiaries Controlled by the Company, or to inspect their properties or discuss their affairs, finances and accounts under the Laws of the jurisdictions in which they are incorporated.
Section 9.3Project Meetings. During the Availability Period, representatives of the Company and OIC Member shall meet at least quarterly per Fiscal Year (which meeting may be held by means of conference telephone, video conference or similar communications equipment) at a time mutually agreeable to the Company and OIC Member to discuss the project pipeline, market trends, and other commercial objectives of the Company, and including analysis of liquidity and working capital, and reconciliation of material expenditures.
Section 9.4Company Budgets.
(a)Initial Budget. As of the Effective Date, the Members have approved the operating budget for the Company and for each project Subsidiary for the remainder of fiscal year 2025 and fiscal year 2026 attached hereto as Exhibit G (the “Initial Budget”). As referenced in this Agreement, “Approved Company Budget” means the Initial Budget and any Annual Budget as updated in accordance with this Section 9.4.
(b)Preparation of Annual Budget. No later than November 15th of each fiscal year, commencing with fiscal year 2026, the Board shall prepare or cause to be prepared, for each fiscal year commencing with fiscal year 2026, a proposed operating budget for the Company and for each project Subsidiary for such fiscal year and the immediately following fiscal year (collectively, the “Annual Budget”). Upon final approval of an Annual Budget in its entirety by the Board, such Annual Budget shall be the Approved Company Budget for the subsequent fiscal year. In addition, the Annual Budget shall be reviewed (and, if necessary, revised) in connection with each Capital Call, including the seeking of any applicable input and advice of the OIC Member.
(c)Development Expenditure Budget. Any deviations from or changes to the Development Expenditure Budget shall require the prior written consent of OIC Member. The Board and OIC Member shall jointly review and mutually approve (if necessary to revise) the Development Expenditure Budget at least once per calendar quarter (ideally in conjunction with quarterly meetings of the Board) as well as in connection with each Capital Call.

(d)Capital Call Project Budget. In connection with each Capital Call, as a condition thereto, a Capital Call Project-level budget (annual for the then-current and following year) is to be established and thereafter maintained for each Capital Call Project applicable to such Capital Call (each a “Capital Call Project Budget”). The Board and OIC Member shall jointly review and mutually approve (if necessary to revise) each Capital Call Project Budget at least once per calendar quarter (ideally in conjunction with quarterly meetings of the Board) as well as in connection with each subsequent Capital Call.
Section 9.5Confidentiality. The Preferred Members acknowledge that they may, as a result of their ownership of Units or their designees’ service on the Board (if applicable), receive information from or regarding the Company, any of its Subsidiaries, the other Members, or Affiliates of any of the foregoing in the nature of trade secrets or that otherwise is confidential, the release of which may be damaging to the Company, any of its Subsidiaries (including Persons with whom they may conduct business), the other Members, or Affiliates of any of the foregoing. Each Preferred Member shall hold in confidence, and not use for any purpose other than monitoring its investment in the Company, any information it receives regarding the Company, any of its Subsidiaries (including Persons with whom they may conduct business), the other Members, or Affiliates of any of the foregoing that is identified as, or would reasonably be expected to be, confidential, and shall not disclose it to any Person (other than another Member) except for disclosures (a) compelled by Law or required or requested by subpoena or request from a court, regulator or a stock exchange (provided, however, that the Member shall notify the Company or the Member affected by such disclosure, as applicable, promptly and prior to making such disclosure, if practicable, and shall disclose only that portion of such information required to be disclosed and shall use all reasonable efforts to preserve the confidentiality thereof); (b) to Affiliates, advisers or representatives of the Member (provided, however, that such Affiliates, advisors, or representatives are informed of the confidential nature of such information, and that the disclosing Member remains liable for any breach by its Affiliates, advisors and/or representatives); (c) of information that the Member also has received from a source independent of the Company, any of its Subsidiaries, any other Member, or Affiliates of any of the foregoing, as applicable, that the Member reasonably believes obtained that information without breach of any obligation of confidentiality to the Company or any of its Affiliates; (d) to any Person to which such Member Transfers or may Transfer any of its Units in compliance with this Agreement so long as the transferor first obtains a confidentiality agreement executed by the proposed transferee, with terms related to confidentiality at least as protective as this Section 9.5; (e) permitted by the Company or Member affected by such disclosure, as applicable; or (f) by any Member that is a private equity fund, hedge fund or institutional investor to its investors, potential investors, members, partners, or Affiliates so long as any recipient is made aware of the confidentiality nature of such information and subject to substantially similar confidentiality requirements. The Members agree that breach of the provisions of this Section 9.5 may cause irreparable injury to the Company or the other Members for which monetary damages (or other remedy at law) are inadequate in view of (i) the complexities and uncertainties in measuring the actual damages that would be sustained by reason of the failure of a Member to comply with such provisions and (ii) the uniqueness of the Company’s and each other Member’s business and the confidential nature of the information described in this Section 9.5. Accordingly, the Members agree that the provisions of this Section 9.5 may be enforced by specific performance, injunction or other equitable relief. The Company, other Members’ and their Affiliates’ right to seek specific performance, injunction or other equitable relief pursuant to this Section 9.5 will be in addition to any other remedies they may have at law or in equity. No waiver of any violation of this Agreement will be implied from any failure by the Company, other Members or their Affiliates to take action under this Section 9.5.

Section 9.6Fiduciary Duties; Business Opportunities.
(a)Fiduciary Duties. Subject to Section 7.2(b)(v) and Section 8.8(e), to the fullest extent permitted by the Act, a Person, in performing his or her duties and obligations as a Director under this Agreement, shall serve in such capacity to represent the interests of the Member that designated such Director and be entitled to act or omit to act at the direction of the Members that designated such Person to serve on the Board of Directors, considering only such factors, including the separate interests of the Member that designated such Director and factors specified by such Member, as such Director chooses to consider. Notwithstanding anything to the contrary, any action of a Director or failure to act, taken or omitted in good faith reliance on the foregoing provision shall not, as between the Company and the other Members, on the one hand, and the Director or Members designating such Director, on the other hand, constitute a breach of any duty (including any fiduciary or other similar duty, to the extent that such exists under the Act or any other applicable law, rule or regulation) on the part of such Director or Members or any other Director or Member. Subject to Section 7.2(b)(v) and Section 8.8(e), to the fullest extent permitted by the Act, none of the Directors shall owe any fiduciary duties to the Company or any of the Members; provided, however, that the Board of Directors shall act in accordance with the implied contractual covenant of good faith and fair dealing consistent with the terms of this Agreement.
(b)Right to Conduct Other Activities. Each Member acknowledges that:
(i)(A) Energy Vault Member and certain entities and persons that are Affiliates of Energy Vault Member and/or its Affiliates (including, without limitation other project companies Affiliated with Energy Vault Member), or in which the principals of such Persons have participated or currently participate (collectively, the “Energy Vault Affiliates”) and (B) the Preferred Members and certain entities and persons that are Affiliates of one or more Preferred Members and/or its Affiliates, or in which the principals of such Persons have participated or current participate (collectively, the “Preferred Member Affiliates”), in each case, have participated and will continue to participate in direct and indirect investments in corporations, limited liability companies, limited partnerships and other Persons (“Other Investment Entities”), including investments in Other Investment Entities that may engage in various aspects of the business conducted by the Company;
(ii)partners, members, managers, stockholder directors, officers, employees, agents or representatives of (A) any Energy Vault Affiliate (each of the foregoing being referred to as a “Energy Vault Person”) and (B) any Preferred Member Affiliates (a “Preferred Related Person”) may serve as directors, officers, managers and/or employees of Other Investment Entities; and
(iii)in view of Section 9.6(b)(i) and (ii) above, (A) the Energy Vault Affiliates and Energy Vault Persons, in connection with Energy Vault Member’s investment in the Company and the participation of the Energy Vault Persons as members, managers and/or directors of the Company (as applicable) and (B) any Preferred Member, its Affiliates, and each Preferred Related Person in connection with such Preferred Member’s investment in the Company and the participation of such Preferred Member and its Affiliates as members, managers and/or directors of the Company (as applicable), in each case, may have conflicts of interest, actual or potential.

(c)Limitation of Liability. To the fullest extent permitted by Law, no Energy Vault Affiliate, Energy Vault Person, the Preferred Members or any Preferred Related Person shall be liable to the Company or its Subsidiaries:
(i)by reason of any business decision or transaction undertaken by such Energy Vault Affiliate, Energy Vault Person, the Preferred Members, their respective Affiliates or any Preferred Related Person in connection with an Other Investment Entity that may be adverse to the interests of the Company or its Subsidiaries;
(ii)by reason of any activity undertaken by such Energy Vault Affiliate, Energy Vault Person, the Preferred Members, their respective Affiliates, or any Preferred Related Person or Other Investment Entity that is in competition with the Company or its Subsidiaries; or
(iii)by reason of any transaction with such Energy Vault Affiliate, Energy Vault Person, the Preferred Members, their respective Affiliates, or any Preferred Related Person, or any transaction in which such Energy Vault Affiliate, Energy Vault Person, the Preferred Members, their respective Affiliates, or any Preferred Related Person shall have a financial interest, as applicable.
(d)Company Opportunities. Except for the obligations specifically set forth in Section 9.6(b)(i), nothing in this Agreement or the nature of the existing or any future relationship between any Director, Energy Vault Affiliate, Energy Vault Person, Preferred Member, Preferred Related Person or Other Investment Entity (each an “Energy Vault Party”), on the one hand, and the Company or any Member or Affiliate of any Member, on the other (whether such relationship is by reason of any Energy Vault Party acting as a lender, owner of equity interests, provider of products or services or otherwise), will prohibit any Energy Vault Party from engaging in any activity or business opportunity whatsoever for its own account or will require any Energy Vault Party to make any business opportunity available to the Company, in each case, even if such activity or business opportunity competes with any business conducted by the Company.
(e)Additional Provisions Related to Duties of Members.
(i)To the fullest extent permitted by the Act, a Person, in performing his duties and obligations as a Member under this Agreement, shall be entitled to act or omit to act considering only such factors, including the separate interests of such Member, as such Member chooses to consider, and any action of a Member or failure to act, taken or omitted in good faith reliance on the foregoing provisions shall not, as between the Company and the other Members, on the one hand, and the applicable Member, on the other hand, constitute a breach of any duty (including any fiduciary or other similar duty, to the extent such exists under the Act or any other applicable Law) on the part of such Member to the Company or any other Member.
(ii)The Members (in their own names and in the name and on behalf of the Company) hereby waive to the fullest extent permitted by the Act, any duty or other obligation, if any, that a Member may have to the Company or another Member, pursuant to the Act or any other applicable Law, to the extent necessary to give effect to the terms of this Section 9.5.
(iii)The Members (in their own names and in the name and on behalf of the Company), acknowledge, affirm and agree that (A) the Members would not be willing to make an investment in the Company in the absence of this Section 9.5, and (B) they have reviewed and understand the provisions of §§18-1101(b) and (c) of the Act.

Article 10
EXCULPATION AND INDEMNIFICATION
Section 10.1Exculpation.
(a)Without limiting Section 9.5, no Officer or authorized Person or any Officer or authorized Person who is or was serving at the request of the Company as a member, manager, director, officer, partner, venturer, proprietor, trustee, employee, authorized person, agent, or similar functionary of another foreign or domestic limited liability company, corporation, partnership, joint venture, sole proprietorship, trust, employee benefit plan or other enterprise shall be liable to the Company or any Member for monetary damages arising from any actions taken, or actions omitted to be taken, in his or her capacity as such except for (i) liability for acts or omissions that are not in good faith or that involve intentional misconduct or a knowing violation of Law, (ii) liability with respect to any transaction from which such Person derived an improper personal benefit and (iii) liability from any breach of such Person’s duty of loyalty to the Company, as determined by a final, non-appealable order of a court of competent jurisdiction. Notwithstanding anything to the contrary in this Agreement, to the maximum extent permitted by Law, the Company or any Member, as applicable, shall bear the burden of establishing a prima facie case that an Officer or authorized person breached the standard of care set forth above in this Section 10.1. In addition, by resolution of the Board, the Company may, but is not obligated to, exculpate any employee or agent of the Company to the same degree that an Officer or authorized person is exculpated under this Section 10.1.
(b)Except as expressly set forth herein, each Member, in its sole and absolute discretion, may exercise or refrain from exercising any rights or privileges that such Member may have pursuant to this Agreement or the Related Agreements, or at law or in equity, and such Member shall not incur or be subject to any liability or obligation to the Company, any other Member, or any other Person, by reason of exercising or refraining from exercising any such rights or privileges.
Section 10.2Indemnification.
(a)Subject to the limitations set forth in this Article 10, each Indemnitee who was or is made a party or is threatened to be made a party to or is involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative, arbitrative or investigative (hereinafter a “Proceeding”), or any appeal in such a Proceeding or any inquiry or investigation that could lead to such a Proceeding, by reason of the fact that it, or a Person of whom it is the legal representative, is or was an Indemnitee or while an Indemnitee is or was serving at the request of the Company as a member, manager, director, officer, partner, venturer, proprietor, trustee, employee, authorized Person, agent, or similar functionary of another foreign or domestic limited liability company, corporation, partnership, joint venture, sole proprietorship, trust, employee benefit plan or other enterprise, shall be, except as permitted below in this Section 10.2(a) and except in connection with any Proceeding brought by or in right of the Company, indemnified and held harmless by the Company to the fullest extent permitted by the Act, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Company to provide broader indemnification rights than said Law permitted the Company to provide prior to such amendment) against any and all losses, claims, damages, interest, judgments, penalties (including excise and similar taxes and punitive damages), fines, settlements and reasonable expenses (including attorneys’ fees) arising in connection with such Proceeding, and indemnification under this Article 10 shall continue as to an Indemnitee who has ceased to serve in the capacity which initially entitled such Indemnitee to indemnity hereunder. Notwithstanding the foregoing, an Indemnitee shall not be indemnified and held harmless pursuant to this Agreement if there has been a final and non-appealable judgment entered by a court of competent jurisdiction determining that, in respect of the matter for which the Indemnitee is seeking indemnification pursuant to this Agreement, the Indemnitee acted in bad faith or engaged in fraud, gross negligence or willful misconduct. Any indemnification pursuant to this Section 10.2(a) shall be made only out of the assets of the Company, it being agreed that the Members shall not be personally liable for such indemnification and shall have no obligation to contribute or loan any monies or property to the Company to enable it to effectuate such indemnification.
(b)TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, AND SUBJECT TO SECTION 10.2(A), THE PROVISIONS OF THE INDEMNIFICATION PROVIDED IN THIS ARTICLE 10 ARE INTENDED BY THE MEMBERS TO APPLY EVEN IF SUCH PROVISIONS HAVE THE EFFECT OF EXCULPATING THE INDEMNITEE FROM LEGAL RESPONSIBILITY FOR THE CONSEQUENCES OF SUCH PERSON’S NEGLIGENCE.
Section 10.3Advance Payment. The right to indemnification conferred in this Article 10 shall include the right to be paid or reimbursed by the Company all reasonable and documented out-of-pocket expenses incurred by a Person entitled to be indemnified under Section 10.2 who was, is or is threatened to be made a named defendant or respondent in a Proceeding in advance of the final disposition of the Proceeding and without any determination as to the Person’s ultimate entitlement to indemnification.
Section 10.4Indemnification of Employees and Agents. The Company, by adoption of a resolution of the Board or entry into a written indemnification agreement approved by the Board, may, but shall not be obligated to, indemnify and advance expenses to an employee or agent of the Company who is not a Director, Officer or authorized person to the same extent and subject to the same conditions under which it may indemnify and advance expenses to Directors, Officers and authorized persons under this Article 10.
Section 10.5Appearance as a Witness. Notwithstanding any other provision of this Article 10, the Company may, by adoption of a resolution of the Board, pay or reimburse expenses incurred by a Director, Officer, authorized person or Member in connection with its appearance as a witness or other participation in a Proceeding at a time when he or she is not a named defendant or respondent in the Proceeding.
Section 10.6Nonexclusivity of Rights. The right to indemnification and the advancement and payment of expenses conferred in this Article 10 shall not be exclusive of any other right that a Director, Officer, authorized person or other Person indemnified pursuant to this Article 10 may have or hereafter acquire by vote of the Board or by written indemnification agreement approved by the Board.
Article 11
TAX MATTERS
Section 11.1Tax Status. It is the intention of the Members (i) that the Company have in effect an election (effective as of the date of its formation) to be treated as a corporation for U.S. federal and applicable state and local income tax purposes pursuant to Treasury Regulations Section 301.7701-3(c) and (ii) that the Company be treated as a member of the affiliated group, within the meaning of Section 1504 of the Code, of which Energy Vault Parent (or its successor) is the common parent. At all times since formation, the Company has validly been classified as a corporation for U.S. federal and applicable state and local income tax purposes. Unless otherwise consented to in writing by the Board and a Majority Interest, neither the Company nor any Member shall revoke such election or otherwise cause the Company to be classified as other than a corporation for U.S. federal and any applicable state and local income tax purposes. The

Members acknowledge that the Company has entered or will enter into the Tax Sharing Agreement.
Article 12
DISSOLUTION, WINDING-UP AND TERMINATION
Section 12.1Dissolution.
(a)General. Subject to Section 12.1(b), the Company shall dissolve and its affairs shall be wound up on the first to occur of the following events (each a “Dissolution Event”), and no other event shall cause the Company’s dissolution:
(i)Subject to Section 3.4(b)(iv), the approval of the Board and a Majority Interest; or
(ii)the entry of a decree of judicial dissolution of the Company under Section 18-802 of the Act.
(b)Continuance of the Company. To the maximum extent permitted by the Act, the death, retirement, resignation, expulsion, bankruptcy or dissolution of a Member shall not constitute a Dissolution Event and, notwithstanding the occurrence of any such event or circumstance, the business of the Company shall be continued without dissolution.
Section 12.2Winding-Up and Termination. On the occurrence of a Dissolution Event, the Board may select one or more Persons to act as liquidator or may itself act as liquidator. The liquidator shall proceed diligently to wind up the affairs of the Company and make final distributions as provided herein and in the Act. The costs of winding up shall be borne as a Company expense, including reasonable compensation to the liquidator if approved by the Board. Until final distribution, the liquidator shall continue to operate the Company property with all of the power and authority of the Board. The steps to be accomplished by the liquidator are as follows:
(a)Accounting. As promptly as possible after dissolution and again after final winding-up, the liquidator shall cause a proper accounting to be made by the Accounting Firm of the Company’s assets, liabilities and operations through the last calendar day of the month in which the dissolution occurs or the final winding up is completed, as applicable.
(b)Satisfaction of Obligations. The liquidator shall pay, satisfy or discharge from Company funds all of the debts, liabilities, contracts and other obligations of the Company (including all expenses incurred in winding up and any advances described in Section 4.5); provided, however, that the liquidator may establish one or more cash escrow funds (in such amounts and for such terms as the liquidator may reasonably determine) for the payment of contingent liabilities.
(c)Distribution of Assets. All remaining assets of the Company shall be distributed to the Members as follows:
(i)the liquidator may sell any or all Company property, including to the Members on arm’s length terms, and any resulting gain or loss from each sale shall be computed and allocated to the Members in accordance with the provisions of Article 5;

(ii)the property of the Company shall be distributed:
(A)first, to the Preferred Members in an amount equal to the applicable Redemption Price as of such date; and thereafter
(B)to the Common Members, pro rata in proportion to their relative Percentage Interests.
All distributions in kind to the Members shall be made subject to the liability of each distributee for costs, expenses, debts, liabilities, contracts and other obligations theretofore incurred or for which the Company has committed prior to the date of termination and those costs, expenses, debts, liabilities, contracts and other obligations shall be allocated to the distributee pursuant to this Section 12.2. The distribution of cash and/or property to a Member in accordance with the provisions of this Section 12.2 constitutes a complete return to the Member of its Capital Contributions and all the Company’s property and constitutes a compromise to which all Members have consented within the meaning of Section 18-502(b) of the Act. To the extent that a Member returns funds to the Company, it has no claim against any other Member for those funds.
Section 12.3Certificate of Cancellation. On completion of the distribution of Company assets as provided herein, the Board (or any Person or Persons as the Act may require or permit) shall file a Certificate of Cancellation with the Secretary of State of Delaware, terminate and cancel any other filings made pursuant to Section 2.5, and take such other actions as may be necessary to terminate the existence of the Company. Upon the effectiveness of the Certificate of Cancellation, the existence of the Company shall cease, except as may be otherwise provided by the Act or other applicable Law.
Article 13
GENERAL PROVISIONS
Section 13.1Attorneys’ Fees and Expenses. If any action, suit or other proceeding is instituted concerning or arising out of this Agreement or any transaction contemplated under this Agreement, the prevailing party shall recover all of such party’s costs and attorneys’ fees incurred in each such action, suit or other proceeding, including any and all appeals or petitions from such action, suit or other proceeding.
Section 13.2Books. To the extent required by the Act, the Company shall maintain or cause to be maintained complete and accurate records and books of account of the Company’s affairs at the principal office of the Company.
Section 13.3Bank Accounts. The Company may establish one or more separate bank and investment accounts and arrangements, which shall be maintained in the Company’s name with financial institutions and firms that the Board may reasonably determine. The Company shall not commingle the Company’s funds with the funds of any Member.
Section 13.4Notices. Except as expressly set forth to the contrary in this Agreement, all notices, requests or consents provided for or permitted to be given under this Agreement must be in writing and must be delivered to the recipient in person, by courier or mail or by electronic or email transmission; and a notice, request or consent given under this Agreement is effective on receipt by the Person to receive it. Notices given by electronic or email transmission shall be deemed to have been received (a) on the day sent, unless the sender receives a “bounce back” notice that such electronic or email transmission was not delivered, if sent before or during
l

normal business hours of any Business Day or (b) on the next Business Day if sent (i) after normal business hours on any Business Day or (ii) on any day other than a Business Day. All notices, requests and consents to be sent to a Member must be sent to or made at the addresses given for that Member on Schedule 1 or Schedule 2, as applicable, or such other address as that Member may specify by notice to the other Members in accordance with this Section 13.4. Subject to Section 7.4(a), whenever any notice is required to be given by Law, the Certificate or this Agreement, a written waiver thereof, signed by the Person entitled to notice, whether before or after the time stated therein, shall be deemed equivalent to the giving of such notice.
Section 13.5Entire Agreement; Supersedure. This Agreement and any other agreements expressly mentioned herein constitute the entire agreement of the Members relating to the Company and supersede all prior contracts or agreements with respect to the Company, whether oral or written.
Section 13.6Effect of Waiver or Consent. No delay or omission to exercise any right, power or remedy accruing to any Person, upon any breach or default by any Person in the performance by that Person of its obligations with respect to the Company, shall impair any such right, power or remedy of such Person; nor shall it be construed to be a waiver of any such breach or default or an acquiescence in such breach or default or of any similar breach or default occurring after such breach or default; nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default occurring before or after such breach or default. All remedies, whether under this Agreement or by Law or otherwise afforded to any party, shall be cumulative and not alternative.
Section 13.7Amendment or Restatement. Except as expressly set forth herein and subject to Section 3.4(b), this Agreement may be amended or restated, and any provision of this Agreement may be waived, only by a written instrument adopted, executed and agreed to by the Company (upon Board approval) and approval of the Members holding a Majority Interest (without limiting the foregoing, the Members hereby agree to be bound by any such amendment or waiver that by its terms is binding upon all of the Members); provided, however, that:
(a)the Company (with Board approval) may amend Schedule 1 or Schedule 2 without the consent of any Person to reflect new Members admitted in accordance with this Agreement, changes to the number of outstanding Units issued to any Member in accordance with this Agreement, changes to the notice addresses and other similar relevant information; and
(b)this Agreement shall not be amended without the consent of each Person adversely affected if such amendment would modify the limited liability of a Member or otherwise affect such Member disproportionately and adversely relative to the rights of other Members in respect of Units of the same class or series.
Subject to Section 3.4(b), the Certificate may be amended or restated only with the approval of the Company (upon Board approval) and approval of a Majority Interest. The Company shall provide copies of any amendment or restatement of this Agreement or the Certificate to the Members promptly (and, in any event, within three days) following its adoption in accordance with this Agreement.
Section 13.8Binding Effect. This Agreement is binding on and inures to the benefit of the Members and their respective heirs, legal representatives, successors, and permitted assigns.
Section 13.9Governing Law; Submission to Jurisdiction. This Agreement is governed by and shall be construed in accordance with the Laws of the State of Delaware, excluding any conflict-of-laws rule or principle that might refer the governance or the construction of this

Agreement to the Law of another jurisdiction. The Company and the Members (a) hereby irrevocably and unconditionally submit to the jurisdiction of the courts of the State of Delaware and to the jurisdiction of the United States District Court for the District of Delaware, for the purpose of any suit, action or other proceeding arising out or based upon this Agreement, (b) agree not to commence any suit, action or other proceeding arising out of or based upon this Agreement except in the courts of the State of Delaware or the United States District Court for the District of Delaware, and (c) hereby waive, and agree not to assert, by way of motion, as a defense or otherwise, in any such suit, action or proceeding, any claim that it is not subject personally to the jurisdiction of the above named courts, that its property is exempt or immune from attachment or execution, that the suit, action or proceeding is brought in an inconvenient forum, that the venue of the suit, action or proceeding is improper or that this Agreement or the subject matter hereof may not be enforced in or by such court. THE MEMBERS WAIVE ANY RIGHT TO TRIAL BY JURY IN ANY PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT. THE MEMBERS AGREE THAT ANY OF THEM MAY FILE A COPY OF THIS PARAGRAPH WITH ANY COURT AS WRITTEN EVIDENCE OF THE KNOWING, VOLUNTARY AND BARGAINED-FOR AGREEMENT AMONG THE MEMBERS TO IRREVOCABLY WAIVE TRIAL BY JURY, AND THAT ANY DISPUTE BETWEEN THEM RELATING TO THIS AGREEMENT SHALL INSTEAD BE TRIED BY A COURT OF COMPETENT JURISDICTION SITTING WITHOUT A JURY.
Section 13.10Severability. If any provision of this Agreement or the application thereof to any Person or circumstance is held invalid or unenforceable to any extent, the remainder of this Agreement and the application of that provision to other Persons or circumstances shall be enforced to the greatest extent permitted by Law.
Section 13.11Further Assurances. In connection with this Agreement and the transactions contemplated hereby, each Member shall execute and deliver any additional documents and instruments and perform any additional acts that may be reasonably necessary or appropriate to effectuate and perform the provisions of this Agreement and those transactions.
Section 13.12Waiver of Certain Rights. Each Member irrevocably waives any right it may have to maintain any action for dissolution of the Company or for partition of the property of the Company.
Section 13.13Counterparts. This Agreement may be executed in any number of counterparts, including facsimile counterparts and counterparts executed in portable document format (PDF) or with electronic signatures, with the same effect as if all signing parties had signed the same document. All counterparts shall be construed together and constitute the same instrument.
Section 13.14Non-Recourse. This Agreement may only be enforced against, and any claim based upon, arising out of, or related to this Agreement or the negotiation, execution or performance of this Agreement may only be brought against, the Persons expressly party hereto, and then only with respect to the specific obligations set forth herein or therein with respect to such Persons. For further clarity, no past, present or future director, officer, employee, incorporator, manager, member, partner, equityholder, Affiliate, agent, attorney or other representative (in each case, in their capacities as such) of any Person party hereto or of any Affiliate of any Person party hereto, or any of their successors or permitted assigns, shall have any liability for any obligations or liabilities of any Member under this Agreement or for any claim based on, in respect of or by reason of the transactions contemplated hereby or thereby. Without limiting the foregoing, to the extent permitted by Law, (a) each Person party hereto hereby waives and releases all rights, claims, demands, or causes of action that may otherwise be available at law or in equity, or granted by statute, to avoid or disregard the legal entity form of any Person party hereto or otherwise impose liability of any Person party hereto on any other Person, whether granted by statute or based on theories of equity, agency, control, instrumentality, alter ego, domination, sham, single business enterprise, piercing the veil, unfairness, undercapitalization, or otherwise and (b) each Person party hereto disclaims any reliance upon any other Person not party hereto with respect to the performance of this Agreement or any representation or warranty made in, in connection with, or as an inducement to this Agreement.
Section 13.15Use of OIC Member Name and Information. Neither the Company nor Energy Vault Member shall use or mention the name of OIC Member (or its Affiliates) or use their logos or trademarks in any press release or marketing materials without the prior written consent of OIC Member, except for uses required by Law or required or requested by subpoena or request from a court, regulator or a stock exchange. The Company and the Energy Vault Member shall hold in confidence and not use for any purpose other than with respect to OIC Member’s investment in the Company, any information they receive regarding OIC Member that is identified as, or would reasonably be expected to be, confidential, and shall not disclose it to any Person (other than another Member) except for disclosures (a) compelled by Law or required or requested by subpoena or request from a court, regulator or a stock exchange (provided, however, that the OIC Member shall be notified promptly and prior to making such disclosure, if practicable, and shall disclose only that portion of such information required to be disclosed and shall use all reasonable efforts to preserve the confidentiality thereof); (b) to Affiliates, advisers or representatives of the Company or Energy Vault Member (provided, however, that such Affiliates, advisors, or representatives are informed of the confidential nature of such information, and that the Company or Energy Vault Member, as applicable remains liable for any breach by its Affiliates, advisors and/or representatives); (c) of information that the Company or Energy Vault Member also has received from a source independent of OIC Member, that the Company or Energy Vault Member, as applicable reasonably believes obtained that information without breach of any obligation of confidentiality to the OIC Member; or (d) permitted by OIC Member.
[Signature Pages Follow]

IN WITNESS WHEREOF, the Company and the undersigned Members have executed this Agreement as of the Effective Date.
THE COMPANY:
ASSET VAULT, LLC
By:
Name:
Title:

    Signature Page to
    Amended and Restated Limited Liability Company Agreement
    of Asset Vault, LLC

THE INITIAL MEMBERS:
OIC STRUCTURED EQUITY FUND I, L.P.

By: OIC Structured Equity Fund I GP, L.P.
Its: general partner

By: OIC Structured Equity Fund I Upper GP, LLC
Its: general partner

By: ________________________________
Name:
Title:

OIC STRUCTURED EQUITY FUND I AUS, L.P.

By: OIC Structured Equity Fund I GP, L.P.
Its: general partner

By: OIC Structured Equity Fund I Upper GP, LLC
Its: general partner

By: ________________________________
Name:
Title:

OIC STRUCTURED EQUITY FUND I GPFA, L.P.

By: OIC Structured Equity Fund I GP, L.P.
Its: general partner

By: OIC Structured Equity Fund I Upper GP, LLC
Its: general partner

By: ________________________________
Name:
Title:

    Signature Page to
    Amended and Restated Limited Liability Company Agreement
    of Asset Vault, LLC

    Signature Page to
    Amended and Restated Limited Liability Company Agreement
    of Asset Vault, LLC

THE INITIAL MEMBERS:
ENERGY VAULT, INC.
By:
Name:
Title:
    Signature Page to
    Amended and Restated Limited Liability Company Agreement
    of Asset Vault, LLC

Schedule 1

MEMBERS HOLDING PREFERRED UNITS
AND INFORMATION RELATED THERETO

    Schedule 1

Schedule 2

MEMBERS HOLDING COMMON UNITS
AND INFORMATION RELATED THERETO

    Schedule 2

Exhibit AANNEX A

CAPITAL CALL CONDITIONS
(i)
    Annex A

Exhibit BANNEX B

DEBT COVENANTS
.
    Annex B

Exhibit A

FORM OF ADOPTION AGREEMENT
    Exhibit A

Exhibit B

FORM OF CAPITAL CALL
[See attached.]
    Exhibit B

Exhibit C

MILESTONE ACHIEVEMENTS

Exhibit D
    Exhibit C

Exhibit E

INVESTMENT CRITERIA

    Exhibit D

Exhibit F

PROJECT SCORING METHODOLOGY

    Exhibit E

Exhibit G

DEVELOPMENT EXPENDITURE BUDGET

    Exhibit F

Exhibit H

INITIAL BUDGET

    Exhibit G

Exhibit I

FORM OF EPC CONTRACT

    Exhibit H

Exhibit J

ILLUSTRATIVE EXAMPLE OF MOIC AND REDEMPTION PRICE CALCULATIONS

    Exhibit I

Exhibit K

FORM OF ENERGY VAULT PARENT WARRANT

    Exhibit J

Exhibit L

WARRANT CALCULATIONS

    Exhibit K

Exhibit M

FORM OF O&M AGREEMENT

    Exhibit L

Exhibit N

FORM OF LTSA

    Exhibit M

Exhibit O

FORM OF SOFTWARE CONTRACT

Exhibit P
    Exhibit N